                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:


[ ]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement


                             AmeriSteel Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No Fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]





                             AMERISTEEL CORPORATION
                         5100 W. Lemon Street, Suite 312
                              Tampa, Florida 33609



                              INFORMATION STATEMENT

                         Written Consent of Stockholders
                                  In Lieu of a
                         Special Meeting of Stockholders



To the Stockholders of                                        November 17, 1997

AmeriSteel Corporation:



         This Information Statement is furnished pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended, to provide information regarding certain action being taken by written consent by the holders of a majority of the outstanding shares of common stock (the "Common Stock") of AmeriSteel Corporation ("AmeriSteel" or the "Company"). Certain stockholders of the Company, owning approximately 99.0% of the outstanding Common Stock, intend to act by written consent in lieu of a Special Meeting of Stockholders for the following purposes:



         1. To approve an amendment to the Company's Articles of Incorporation to create two classes of Common Stock - Class A and Class B - and to increase the authorized number of shares of Common Stock from 30,000,000 shares to 100,000,000 shares of Class A Common Stock and 22,000,000 shares of Class B Common Stock; and

         2.       To approve an amendment to the Company's Equity Ownership
                  Plan.



         The written consent is to be submitted to the Company and become effective on or about December 8, 1997.


         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND TO THE COMPANY A PROXY.


         At the close of business on October 31, 1997, there were 10,114,385 shares of Common Stock outstanding, each of which is entitled to one vote.

         The approximate date on which this Information Statement is to be mailed to stockholders is November 18, 1997.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth, as of October 31, 1997, the number of shares of the Common Stock beneficially owned by (i) each person known to the Company as having beneficial ownership of more than 5% of the Common Stock,
(ii) each of its directors and nominees to become a director, (iii) each named executive officer (as defined pursuant to Securities and Exchange Commission rules) and (iv) all directors and executive officers as a group.



                                     Beneficial Ownership(1)
                                     -----------------------
                                                                                              Percentage of
                                                                                Number        Common Stock
                                                                                ------        ------------
                  Kyoei Steel, Ltd. . ................................       9,000,000(2)         89.0
                  Phillip E. Casey....................................       1,005,792(3)          9.9
                  J. Donald Haney ....................................           6,676              *
                  Tom J. Landa........................................          14,660              *
                  James F. Oliver.....................................           4,172              *
                  Koichi Takashima....................................             500              --
                  Akihiko Takashima...................................             -0-              --
                  Shuzo Hikita........................................             -0-              --
                  Hideichiro Takashima................................             300              --
                  Ryutaro Yoshioka....................................             -0-              --
                  Thomas G. Creed(4)..................................             -0-              --
                  James C. Hogue(4)...................................             -0-              --
                  All Directors and Executive Officers
                  as a Group (13 persons).............................       1,041,877            10.3

--------------------
(1) Beneficial ownership of shares, as determined in accordance with applicable Securities Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) All shares shown are owned directly by FLS Steel Ltd. Holdings, Inc., a wholly owned subsidiary of Kyoei Steel, Ltd. Kyoei Steel Ltd.'s address is 18F Aqua Dojima, West Building, 1-4-16 Dojimahama, Kita-Ku, Osaka 530, Japan.



(3) Includes 129,408 shares of Common Stock that have been gifted by Mr. Casey pursuant to Transfer and Proxy Agreements between Mr. Casey and certain donees. The gifted shares are subject to certain restrictions set forth in the agreements. Under the agreements, Mr. Casey is appointed as attorney-in-fact with full power to vote the shares in accordance with the decision of the holders of a majority of the shares of Common Stock held by the donee stockholders and Mr. Casey. As a result, Mr. Casey has the right to vote all 129,408 shares. The restrictions (including those relating to voting) will expire upon the effectiveness of a Registration Statement filed with Securities and Exchange Commission. Mr. Casey's address is 5100 W. Lemon Street, Suite 312, Tampa, Florida 33609.


(4) Messrs. Creed and Hogue retired from the Company in November 1996 and May 1997, respectively.

                          DESCRIPTION OF CAPITAL STOCK

         The Company has authority under its Articles of Incorporation to issue up to 30,000,000 shares of Common Stock, par value $.01 per share, of which there are 10,114,385 shares outstanding as of October 31, 1997. Of such shares, 9,000,000 shares, or approximately 89.0%, are held of record by FLS Holdings, Inc. ("FLS"), a wholly owned subsidiary of Kyoei Steel, Ltd. ("Kyoei"). See "Principal Stockholders." Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company.


         1. AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION


         Note: References below to the proposed amendment to the Company's Articles of Incorporation are qualified in their entirety by reference to the form of proposed Articles of Amendment attached as Exhibit A to this Information Statement (the "Amendment"). For information regarding the Company's results of operation and financial condition, see the Management's Discussion and Analysis of Financial Condition and Results of Operations attached hereto as Exhibit B and the Company's financial statements attached as Exhibit C.


GENERAL


         The Company is proposing that its Articles of Incorporation be amended to (i) increase the authorized number of shares of Common Stock from 30,000,000 shares to 100,000,000 shares of Class A Common Stock and 22,000,000 shares of Class B Common Stock, (ii) convert all outstanding shares of Common Stock into a new class of stock, referred to as Class B Common Stock, which will have two (2) votes per share on all matters, and (iii) authorize a new class of stock, referred to as Class A Common Stock, which will have one (1) vote per share on all matters. Generally, shares of Class A Common Stock and Class B Common Stock would be identical except as to voting rights.


         The amendment to the Company's Articles of Incorporation will be approved if written consents representing a majority of all of the votes entitled to be cast by the stockholders of the Company are received by the Company. Stockholders owning approximately 99% of the outstanding shares of Common Stock (the "Majority Stockholders") intend by written consent to approve the amendment to the Company's Articles of Incorporation.

BACKGROUND


         The Company has filed with the U. S. Securities and Exchange Commission a Registration Statement on Form S-1 (the "Registration Statement") pursuant to which the Company may make a public offering of its common stock ("IPO"). The net proceeds from the IPO are currently estimated to be $78.2 million and are intended to be used to pay $50.0 million of the Company's Subordinated Intercompany Note. The balance of the estimated net proceeds of the IPO will be used first to repay the outstanding balance under the Company's Revolving Credit Agreement (currently estimated to be $16.3 million) and then to fund working capital and for general corporate purposes. The Company believes it would be in the best interests of the Company and its current shareholders if such current shareholders were granted greater voting rights per share than persons purchasing common stock in an IPO. The proposed Amendment would have the effect of granting such greater voting rights.



         It should be noted that the proposed Amendment, if adopted, may discourage or make more difficult attempts to acquire control of the Company on terms not approved by the Board of Directors by making it difficult for a potential acquiror to obtain a majority of the voting power in the Company against the wishes of holders of a substantial number of shares of Class B Common Stock. This may assist certain directors and executive officers of the Company in retaining their existing positions, and could result in stockholders not having an opportunity to sell their shares to a third party seeking to acquire the Company on terms opposed by the holders of Class B Common Stock who do not elect to sell their Class B Common Stock. In addition, the holding of greater voting rights by current stockholders could adversely affect any market demand for, and thereby the initial offering price of, Class A Common Stock in an IPO and could adversely affect any trading market for the Class A Common Stock.

EFFECT OF THE AMENDMENT

         If the Amendment is adopted, the Company will have authority under its Articles of Incorporation to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, and up to 22,000,000 shares of Class B Common Stock, par value $.01 per share (together referred to as "Common Stock"). Shares of Class A Common Stock and shares of Class B Common Stock generally will carry the same rights, powers, preferences, privileges and limitations, except that Class A Common Stock will have one vote per share while Class B Common Stock will have two votes per share. Upon effectiveness of the Amendment, 9,000,000 shares of Class B Common Stock will be held of record by FLS, a wholly owned subsidiary of Kyoei, which shares then will represent approximately 89.0% of the combined voting power of all Common Stock. Holders of Common Stock will not have any preemptive rights or rights to subscribe for additional securities of the Company.


VOTING RIGHTS


         The holders of Class A Common Stock will be entitled to one vote per share. Holders of Class B Common Stock will be entitled to two votes per share. Except as otherwise required by law or the Company's Articles of Incorporation, the holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval. Because of the disproportionate voting rights of the Class B Common Stock, holders of Class B Common Stock may be able to control the outcome of matters submitted to a vote of the Company's stockholders, including the election of directors, when the number of outstanding shares of Class B Common Stock is less than a majority of the number of shares of all classes of Common Stock then outstanding.


DIVIDENDS


         Holders of Class A Common Stock and Class B Common Stock will be entitled to receive dividends at the same rate on a per share basis if, as and when such dividends are declared by the Board of Directors of the Company out of assets or funds legally available therefor. In the case of dividends or other distributions payable in shares of a class of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, only shares of Class A Common Stock may be distributed with respect to Class A Common Stock and only shares of Class B Common Stock may be distributed with respect to Class B Common Stock. The number of shares of each class of Common Stock so distributed shall be equal in number on a per share basis.

CONVERSION


         Class A Common Stock will have no conversion rights. Shares of Class B Common Stock will be convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock on the date on which the number of shares of Class B Common Stock then owned of record by Kyoei, its wholly owned subsidiaries and Phillip E. Casey would be entitled to cast fewer than 50% of the aggregate number of votes that would be entitled to be cast by all holders of shares of Common Stock then outstanding at a meeting of such holders. The Company covenants that (i) it will at all times reserve and keep available, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding shares of Class B Common Stock, (ii) it will cause any share of Class A Common Stock issuable upon conversion of a share of Class B Common Stock that requires registration with or approval of any governmental authority under federal or state law before such shares may be issued upon conversion to be so registered or approved and (iii) it will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon such national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery.


RESTRICTIONS ON ADDITIONAL ISSUANCES AND TRANSFER


         Other than pursuant to options or other rights to purchase already outstanding, or pursuant to a stock split, stock dividend or similar transaction effected in accordance with the Company's Articles of Incorporation, the Company may not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible into, or exchangeable or exercisable for, shares of Class B Common Stock to any person who is not then a record holder of Class B Common Stock, Kyoei or a wholly owned subsidiary of Kyoei. Additionally, shares of Class B Common Stock may not be transferred, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than another record holder of Class B Common Stock, Kyoei or a wholly owned subsidiary of Kyoei. Notwithstanding the foregoing (i) any holder of Class B Common Stock may pledge his, her or its shares of Class B Common Stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee provided that such shares remain subject to the transfer restrictions and that, in the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to as provided above or converted into shares of Class A Common Stock, as the pledgee may elect, and (ii) the foregoing transfer restrictions shall not apply in the case of a merger, consolidation or business combination of the Company with or into another corporation in which all of the outstanding shares of Common Stock of the Company regardless of class are purchased by the acquiror.

RECLASSIFICATION AND MERGER

         In the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock will be exchanged for or changed into either (i) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ as provided in the Company's Articles of Incorporation or (ii) if holders of each class of Common Stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, equal to the value per share into which or for which each share of any other class of Common Stock is exchanged or changed.

OTHER PROVISIONS

         In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment of the debts and other liabilities of the Company, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. None of the Class A Common Stock or Class B Common Stock may be reclassified, subdivided or combined in any manner unless the other class is simultaneously reclassified, subdivided or combined in the same proportion.

LISTING

         The Class A Common Stock has been approved, subject to notice of issuance, for listing on the New York Stock Exchange ("NYSE") under the trading symbol "AST." Although transfer of Class B Common Stock generally would be prohibited (except to another holder of Class B Common Stock), shares of Class B Common Stock would be convertible at any time into an equal number of shares of Class A Common Stock.


         2. AMENDMENT OF THE COMPANY'S EQUITY OWNERSHIP PLAN


         In 1995, the Board of Directors and stockholders of the Company adopted the AmeriSteel Corporation Equity Ownership Plan. The purpose of the Equity Ownership Plan is to enable the Company to be in a position to continue to effectively attract and retain executive officers and other key employees. As of October 31, 1997, approximately 1,870 employees are eligible to participate in the Equity Ownership Plan.


         The amendment to the Company's Equity Ownership Plan will be approved if written consents representing a majority of all of the votes entitled to be cast by the Company's stockholders are received by the Company. The Majority Stockholders intend by written consent to approve the amendment to the Company's Equity Ownership Plan.

EFFECT OF THE AMENDMENT


         The Equity Ownership Plan as originally adopted covers a maximum of 438,852 shares of Common Stock. As set forth above, the Board of Directors has recommended that the Company's Articles of Incorporation be amended to convert all shares of Common Stock into a new class of stock, referred to as Class B Common Stock and to authorize a new class of stock, referred to as Class A Common Stock. See "Amendment of the Company's Articles of Incorporation."
The Board of Directors has approved, subject to approval by the stockholders of the Company, an amendment to the Equity Ownership Plan whereby any shares to be issued pursuant to options outstanding as of the effective date of the amendment to the Articles of Incorporation (the "Effective Date") shall be of shares of Class B Common Stock and any award of shares and grants of options or other benefits under the Equity Ownership Plan from and after the Effective Date shall be of or with respect to Class A Common Stock. The Amended Equity Ownership Plan (the "Plan") will have an aggregate of 243,002 shares of Class A Common Stock reserved for issuance under the Plan and an aggregate of 143,750 shares of Class B Common Stock reserved for issuance in connection with stock options previously granted under the Plan and currently unexercised.


         The Majority Stockholders intend by written consent in lieu of a Special Meeting of Stockholders of the Company to approve the amendment to the Company's Equity Ownership Plan.

SUMMARY OF THE PLAN

         An aggregate of 438,852 shares of Common Stock have been reserved for issuance under the Plan of which, if the amendment is approved, approximately 243,002 shares will be Class A Common Stock reserved for issuance in connection with awards after the Effective Date and approximately 143,750 shares will be Class B Common Stock reserved for issuance in connection with stock options granted prior to the Effective Date and currently unexercised. Under the Plan, award shares, incentive stock options, nonqualified stock options and stock appreciation rights ("SARs") or any combination thereof may be granted to eligible individuals. The Plan is administered by the Board of Directors.

         All employees are eligible to receive options under the Plan, except with respect to incentive stock options for any employee ineligible by reason of the provisions of Section 422 of the Internal Revenue Code (e.g., an employee owning or who would own upon the exercise of the option more than 10% of the outstanding common stock of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option and the option is not exercisable after five years from the date of grant). No consideration will be received by the Company for the granting of options or SARs under the Plan other than the services rendered to the Company by the employee in such capacity. The Board of Directors has discretion to condition the grant of award shares upon the payment of cash which may not exceed the fair market value of the shares.


         The aggregate number of shares covered by the Plan, as well as the number of shares covered by outstanding options (and the per share purchase price thereof) are subject to automatic adjustment, without further action of the Board of Directors or the stockholders, in the event of a stock dividend, a stock split or certain other recapitalizations with respect to the Company's stock.

         The Board of Directors may amend the Plan (or suspend or discontinue it) without further stockholder approval, except with respect to certain major changes such as changing the number of shares subject to the Plan or the minimum option price or the class of employees eligible to receive options. No amendment may adversely affect any then outstanding award.

         All recipients of awards under the Plan agree that they will not transfer or otherwise dispose of any shares acquired under the Plan without first offering to sell the shares to the Company in accordance with the terms and conditions of the Plan. The restrictions will expire upon the effectiveness of a Registration Statement filed with Securities and Exchange Commission.


         INCENTIVE STOCK OPTIONS. The per share exercise price of each incentive stock option may not be less than the fair market value of the stock on the date of grant or, in the case of an employee owning more than 10% of the outstanding Common Stock of the Company, not less than 110% of such fair market value.
Also, the aggregate fair market value of the stock with respect to which options are exercisable for the first time by an employee in any calendar year may not exceed $100,000.


         NONQUALIFIED STOCK OPTIONS. The per share exercise price of each nonqualified stock option may not be less than the fair market value of the stock on the date of grant.


         If exercised, an option must be exercised within the exercise period by payment of the option price in cash, by check or by other means prescribed by the Board of Directors.

         Options are exercisable based on vesting schedules established by the Board of Directors, generally in one-third increments each year beginning two years from the date of grant. An option may not be exercised more than 10 years after the date of grant, or, in the case of an individual who owns more than 10% of the outstanding common stock of the Company, more than five years after the date of grant. Options granted prior to the Effective Date will be exercisable into shares of Class B Common Stock and options granted after the Effective Date will be exercisable into shares of Class A Common Stock. If the individual's employment with the Company is terminated during the term of the option, the end of the option period will be accelerated. Notwithstanding the foregoing general rules, the Board of Directors may issue options for shorter periods of time and may permit the earlier exercise of outstanding options.

         SARS. An SAR is payable at such time or times, or upon the occurrence of such event or events, and in such amounts or types of consideration (including cash or Shares) as the Board of Directors shall specify in the SAR Agreement. An SAR may be granted in connection with all or any portion of a previously or contemporaneously granted award (other than an SAR), or by itself and not in connection with any other award.


         AWARD SHARES. All award shares granted under the Plan shall be shares of Class A Common Stock. During the restriction period determined in the discretion of the Board of Directors, award shares may not be sold, transferred, assigned, pledged, conveyed, hypothecated or otherwise disposed of (other than by operation of law). Award shares may be subject to such additional terms, conditions or limitations, not inconsistent with the specific provisions of the Plan, as may be approved by the Board of Directors in it sole discretion.

         The price of the Common Stock pursuant to the latest independent appraisal prior to the Effective Date was $13.50 per share. The Company's prospectus contained in the Registration Statement provides for the shares to be sold at a range of between $20 to $23 per share.


FEDERAL INCOME TAX CONSEQUENCES

         The recipient of an incentive stock option should not recognize any taxable income or loss for federal income tax purposes at the time the incentive stock option is granted or exercised; however, upon exercise, the difference between the stock purchase price set forth in the option and the fair market value of the shares received may be subject to the alternative minimum tax. If the Common Stock purchased upon the exercise of an incentive stock option is held for at least two years after the granting of the option and at least one year after exercise, the recipient should receive a long term capital gain or loss upon the sale or disposition of the Common Stock based on the difference between the fair market value of the Common Stock on the date of sale or other disposition and the purchase price of the Common Stock under the option. The Company will not be entitled to any deductions with respect to the granting or exercise of the incentive stock option in such cases.

         If the recipient of an incentive stock option does not hold the shares for two years after the grant of the option and one year after exercise, the recipient will generally recognize as ordinary income in the year of disposition the difference between (1) the purchase price of Common Stock covered by the option and (2) the lesser of the sales price or the fair market value of the shares on the date of exercise; and the Company will be entitled to a corresponding deduction for such amount in that year. Any remaining gain would be taxable to the recipient as capital gain. However, if the sales price is less than the purchase price under the option, no income will be recognized; the recipient would generally realize a capital loss equal to the difference between the purchase price and the disposition price; and the Company will not receive any deduction.

         The general rules described in the preceding paragraph apply only when the sale is made to an unrelated party. If the recipient makes a sale or other disposition to certain related persons or entities before the end of the applicable holding periods, then the recipient will be treated as having received ordinary income (with a corresponding deduction to the Company) in the year of disposition in an amount equal to the difference between the sales price and the fair market value of the shares on the date of exercise (even if the fair market value of the shares is less on the date of sale or other disposition).

         Because the Company does not anticipate that any nonqualified stock option will have a readily ascertainable fair market value when issued, the recipient of such an option should not recognize any taxable income or loss for federal income tax purposes at the time the option is granted. The exercise of the nonqualified stock option, however, will result in the immediate recognition of taxable income by its holder at ordinary income rates based on the difference between the purchase price for shares covered by the option and the fair market value of the shares received at the time of exercise. The Company will receive a corresponding deduction at the same time. Additional gain or loss, determined under general rules of taxation, may be realized upon the sale of the shares.

         The specific application and impact of the tax rules will vary depending on the specific personal situation of individual option recipients.

              PLAN BENEFITS TABLE -- AMENDED EQUITY OWNERSHIP PLAN

                  The following table provides information regarding the number of awards and the dollar value of awards under the Plan.


                                                                      Amended Equity Ownership Plan
                                                                      -----------------------------

                                                                                             Number
         Name and Position                                           Dollar Value           of Units
         -----------------                                           ------------           --------
         Phillip E. Casey, Chairman of the Board
           and Chief Executive Officer                                    (1)                  (1)

         J. Donald Haney, Group Vice President,
           Fabricated Reinforcing Steel                                   (1)                  (1)

         Tom J. Landa, Vice President and Chief                           (1)                  (1)
         Financial Officer

         James C. Hogue, Vice President, Human                            (1)                  (1)
         Resources

         James F. Oliver, Vice President, Knoxville                       (1)                  (1)
         Steel Mill Division

         Thomas G. Creed, President and Chief                             (1)                  (1)
         Operating Officer

         Executive Group(2)                                               (1)                  (1)

         Non-Executive Director Group                                      *                    *

         Non-Executive Officer Employee Group                             (1)                  (1)

----------------------------

*        Not eligible for participation

(1) Awards under the Plan are entirely within the discretion of the Board of Directors. The Company cannot determine the nature or amount of awards that will be made in the future. During fiscal 1997, Messrs. Casey, Haney, Landa, Hogue, Oliver and Creed were granted options to purchase 0, 3,500, 0, 3,000, 3,000 and 0 shares of Common Stock, respectively. No other awards were made to such individuals in fiscal 1997. During fiscal 1997, 12,500 stock options and 12,500 stock options were granted and remain outstanding under the Plan to the Executive Group and Non-Executive Officer Employee Group, respectively. The dollar value of such awards cannot be determined.


(2) Consists of 13 executive officers including the six executive officers listed above.

                                                                     EXHIBIT "A"

                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                             AMERISTEEL CORPORATION


         AMERISTEEL CORPORATION, a corporation organized and existing under the laws of the State of Florida (the "Corporation"), in order to amend its Articles of Incorporation as now in effect (the "Articles of Incorporation"), in accordance with the requirements of Chapter 607, Florida Statutes, does hereby certify as follows:

         1. The name of the Corporation is AMERISTEEL CORPORATION and its Document Number with the Florida Department of State is 195537.


         2. The amendment being effected hereby (the "Amendment") was duly adopted and approved by the Board of Directors of the Corporation at a meeting thereof on October 16, 1997.



         3. In accordance with Section 607.0704, Florida Statutes: the Amendment was duly adopted and approved by a majority of the shareholders of the Corporation by the execution of one or more written consents effective December 7, 1997, dated and signed by shareholders having the requisite number of votes to vote thereon, such vote was sufficient for approval of the Amendment, such consents described the action taken and were duly and timely delivered to the Corporation by delivery to its corporate secretary, and notice thereof was given to those shareholders who did not consent in writing to the matters approved.


         4. These Articles of Amendment of the Articles of Incorporation of AmeriSteel Corporation (these "Articles of Amendment") shall be effective upon filing hereof with the Department of State of the State of Florida.


         5. Immediately prior to the filing of these Articles of Amendment, the authorized capital stock of the Corporation consists of 30,000,000 shares of common stock ("Old Common Stock"), par value $.01 per share, of which 10,114,385 shares are issued and outstanding. The Amendment causes the authorized capital stock of the Corporation to consist of 100,000,000 shares of Class A Common Stock ("Class A Common Stock"), par value $.01 per share, and 22,000,000 shares of Class B Common Stock ("Class B Common Stock"), par value $.01 per share. Upon the effectiveness of these Articles and the Amendment, each issued and outstanding share of Old Common Stock shall be automatically converted and reclassified into one issued and outstanding share of Class B Common Stock and every option or other right to purchase or otherwise acquire a share of Old Common Stock shall be automatically converted and reclassified into an identical option or other right to purchase or otherwise acquire one share of Class B Common Stock, in each case without any other or further action by or on the part of the Corporation or any other person. Further, every reference to any number of shares of Old Common Stock in any contract, agreement, document or instrument to which the Corporation is a party shall be deemed to be a reference to the same number of shares of Class B Common Stock.

         6. The Articles of Incorporation are hereby amended by deleting Article IV thereof, and in its place and stead substituting the following:


                                   ARTICLE IV

4.1 General. The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Class A Common Stock ("Class A Common Stock"), par value $.01 per share, and 22,000,000 shares of Class B Common Stock ("Class B Common Stock"), par value $.01 per share. Class A Common Stock and Class B Common Stock are together referred to as "Common Stock." Except as otherwise set forth below, the rights, powers, preferences, privileges and limitations of shares of Class A Common Stock and Class B Common Stock shall be identical in all respects.

4.2 Voting Rights. Every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to two votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the Corporation, in connection with all other matters submitted to a vote of shareholders. Except as may be otherwise required by law or by these Articles of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single voting group on all matters submitted to a vote of the holders of Common Stock. Every reference in these Articles of Incorporation or in the Bylaws of the Corporation to a majority or other proportion of shares of Common Stock, Class A Common Stock or Class B Common Stock, as the case may be, shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock, as the case may be, are entitled.

4.3 Voluntary Conversion of Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder thereof into one share of Class A Common Stock. In connection with any such conversion, the holder of the share or shares of Class B Common Stock to be converted shall surrender to the office of the Corporation, or to such other person as may be designated from time to time by the Corporation, (i) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and
(ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. Such conversion shall be deemed to have been effected at the close of business on the date when such surrender is made to the Corporation (or, as the case may be, to such other person as may be designated from time to time by the Corporation) of the shares to be converted.

4.4 Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock on the first date on which the number of shares of Class B Common Stock then owned of record by Kyoei Steel, Ltd. ("Kyoei")and Phillip E. Casey would be entitled to cast fewer than 50% of the aggregate number of votes that would be entitled to be cast by all holders of shares of Common Stock then outstanding at a meeting of such holders. For purposes of these Articles of Incorporation, any reference to Kyoei shall be deemed to include wholly owned subsidiaries of Kyoei.

4.5 Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and its issued Common Stock held in its treasury for the purpose of effecting any conversion of the Class B Common Stock pursuant to these Articles of Incorporation, the full number of shares of Class A Common Stock then deliverable upon any such conversion of all outstanding shares of Class B Common Stock. Shares of Class A Common Stock have no conversion rights.

4.6 Notice of Automatic Conversion. The Corporation will provide notice of the conversion of shares of Class B Common Stock pursuant to Section 4.4 to holders of record of Common Stock not less than 30 nor more than 60 days prior to the date fixed for such conversion; provided, however, that if the timing or nature of the effectiveness of such conversion makes it impracticable to provide at least 30 days' notice, the Corporation shall provide such notice as soon as practicable. Such notice shall be provided by mailing notice of such conversion, first class postage prepaid, to each holder of record of Common Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the conversion of the shares of Class B Common Stock. Each such notice shall state, as appropriate, (i) the date upon which such conversion was or shall be effective, (ii) the place or places where certificates for such shares are to be surrendered for conversion, and (iii) that no dividends will be declared on the shares of Class B Common Stock after such conversion date.

4.7 Effect of Conversion. Immediately upon any conversion of one or more shares of Class B Common Stock to Class A Common Stock, the rights of the holders of such share or shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion. As promptly as practicable after the time of conversion, upon the surrender of certificates formerly representing shares of Class B Common Stock, the Corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of the surrendered certificates formerly representing shares of Class B Common Stock, a certificate or certificates representing the number of fully paid and nonassessable shares of Class A Common Stock into which the shares of Class B Common Stock formerly represented by such certificates have been converted in accordance with the provisions of these Articles of Incorporation. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or the related stock certificates on the conversion of shares of Class B Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Class A Common Stock or the related stock certificates in a name other than that of the registered holder of such converted shares of Class B Common Stock, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.


4.8 Restrictions on Additional Issuances, Etc. Other than pursuant to options or other rights to purchase already outstanding, or pursuant to a stock split, stock dividend or similar transaction effected in accordance with these Articles of Incorporation, from and after the effective date of this provision the Corporation may not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible into, or exchangeable or exercisable for, shares of Class B Common Stock to any person who is not then either a record holder of Class B Common Stock or Kyoei. Shares of Class B Common Stock may not be transferred, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than another record holder of Class B Common Stock or Kyoei. Notwithstanding the foregoing (i) any holder of Class B Common Stock may pledge his, her or its shares of Class B Common Stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee provided that such shares remain subject to the transfer restrictions and that, in the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common
Stock may only be transferred as provided above or converted into shares of Class A Common Stock, as the pledgee may elect, and (ii) the foregoing transfer restrictions shall not apply in the case of a merger, consolidation or business combination of the Corporation with or into another corporation in which all of the outstanding shares of Common Stock of the Corporation regardless of class are purchased by the acquiror.


4.9 Dividends. Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the Corporation) or property of the Corporation if, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed shall be equal in number on a per share basis.

4.10 Reclassification and Merger. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class. In the event the Corporation enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock will be exchanged for or changed into either (1) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ as provided in the Corporation's Articles of Incorporation or (2) if holders of each class of Common Stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, equal to the value per share into which or for which each share of any other class of Common Stock is exchanged or changed.

4.11 Amendment to Eliminate Class B Common Stock. If at any time there are no shares of Class B Common Stock issued and outstanding and the Corporation would not then be permitted under these Articles of Incorporation to issue any shares of Class B Common Stock, then the Board of Directors of the Corporation, without shareholder action, may adopt and caused to be filed one or more amendments to these Articles of Incorporation to delete any reference to or provision relating to Class B Common Stock as a matter of historical interest, to change the designation or name of Class A Common Stock and to make any appropriate conforming changes to these Articles of Incorporation, including but not limited to changing the numbering or the headings of the provisions hereof.

4.12 No Preemptive Rights. No holder of any share or shares of Common Stock shall have or be entitled to, as a matter of right solely by reason of such holding, any preemptive or other right to subscribe for or purchase any number of such additional shares of Common Stock (or any other class or series of capital stock now or hereafter authorized for issuance by the Corporation) as may be issued by the Corporation from time to time, whether such additional shares are issued for cash, property, services or any other consideration and whether or not such shares are now authorized or are authorized by subsequent amendment to these Articles of Incorporation, nor shall any such holder have or be entitled to, as a matter of right solely by reason of such holding, any preemptive or other right to subscribe for or purchase securities convertible into or exchangeable for shares of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for such shares.

4.13 Dissolution, Liquidation, Etc. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation, if any, available for distribution to shareholders shall be distributed equally on a per share basis to the holders of Common Stock. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

4.14 Payment for Stock. The consideration for the issuance of shares of Common Stock may be paid, in whole or in part, in cash, in promissory notes, in other property (tangible or intangible), in labor or services actually performed for the Corporation, in promises to perform services in the future evidenced by a written contract, or in other benefits to the Corporation at a fair valuation to be fixed by the Board of Directors. When issued, all shares of Common Stock shall be fully paid and nonassessable.

4.15 Treasury Stock. The Board of Directors of the Corporation shall have the authority to acquire by purchase and hold from time to time any shares of its issued and outstanding capital stock for such consideration and upon such terms and conditions as the Board of Directors in its discretion shall deem proper and reasonable in the interests of the Corporation.



         7. Any reference in the Amendment to "these Articles of Incorporation" or any other reference of similar import shall be deemed a reference to the Articles of Incorporation as amended by the Amendment.

         IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment of the Articles of Incorporation of AmeriSteel Corporation this day of November, 1997.

                                        AMERISTEEL CORPORATION



                                        By:
                                           -------------------------------------

                                                                     EXHIBIT "B"
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Information Statement contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Such statements include, among others, (i) the highly cyclical nature and seasonality of the steel industry, (ii) the fluctuations in the cost and availability of raw materials, (iii) the possibility of excess production capacity, (iv) the potential costs of environmental compliance, (v) the risks associated with potential acquisitions, (vi) further opportunities for industry consolidation, (vii) the impact of inflation and (viii) the fluctuations in the cost of electricity. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and the Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Financial Statements and the Notes thereto, and other financial information, included elsewhere in this Information Statement.


GENERAL

     The results of operations of the Company are largely dependent on the level of construction and general economic activity in the U.S. The Company's sales are seasonal with sales in the Company's fiscal first and second quarters generally stronger than the rest of the year. The Company's cost of sales includes the cost of its primary raw material, steel scrap, the cost of converting the scrap to finished steel products, the cost of warehousing and handling finished steel products and freight costs. The following table sets forth information regarding the historical results of operations:

RESULTS OF OPERATIONS


                                                                            SIX MONTHS ENDED
                                               YEAR ENDED MARCH 31,           SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            1995       1996       1997       1996       1997
                                          --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Net sales...............................  $639,908   $628,404   $617,289   $327,908   $343,805
Cost of sales...........................   545,725    533,965    531,190    285,173    277,251
Cost of sales as a percent of net
  sales.................................      85.3%      85.0%      86.1%      87.0%      80.6%
Selling and administrative..............    29,959     29,605     29,068     14,261     12,834
Depreciation............................    14,046     14,619     16,654      8,091      9,643
Amortization of goodwill................     4,130      4,130      4,130      2,065      2,065
Other operating expenses................        --     16,013         --         --         --
                                          --------   --------   --------   --------   --------
          Income from operations........  $ 46,048   $ 30,072   $ 36,247   $ 18,318   $ 42,012
Interest expense........................    23,330     22,000     19,473      9,898     10,115
Amortization of deferred financing
  costs.................................     2,863      1,956        934        467        353
Income taxes............................     9,354      3,996      7,788      3,907     13,108
                                          --------   --------   --------   --------   --------
          Net income....................  $ 10,501   $  2,120   $  8,052   $  4,046   $ 18,436
                                          ========   ========   ========   ========   ========

  SIX MONTHS ENDED SEPTEMBER 30, 1997 VERSUS SIX MONTHS ENDED SEPTEMBER 30, 1996



                                  TONS SHIPPED (THOUSANDS)           AVERAGE SELLING PRICES (PER TON)
                                  -------------------------          ---------------------------------
                                      SIX MONTHS ENDED                       SIX MONTHS ENDED
                                        SEPTEMBER 30,                          SEPTEMBER 30,
                                  -------------------------          ---------------------------------
                                  1996                1997             1996                     1997
                                  -----               -----          --------                 --------
Mill Finished Goods:
  Stock Rebar...................   242                 291               $313                     $334
  Merchant Bar..................   253                 283                354                      367
  Rods..........................    62                  48                322                      344
                                   ---                 ---               ----                     ----
                                   557                 622                332                      349
Fabricated Rebar................   170                 174                453                      457
Billets.........................   188                 106                225                      232
                                   ---                 ---
          Total.................   915                 902
                                   ===                 ===



     NET SALES. Net sales in the six months ended September 30, 1997 increased approximately 5% from the same period last year as both prices and volumes of mill finished goods increased. Average mill finished goods prices increased over 5%. Overall shipped tonnage was down over 1% due to a decline in semi-finished billet tons shipped, however shipments of higher margin mill finished goods increased over 11%. The volume shift towards higher margin finished goods and away from semi-finished billets is a direct result of higher rolling mill production levels from completion of mill modernization projects at the Charlotte and Jackson mills.



     COST OF SALES. Increased production levels, lower average unit costs and the shift towards higher margin finished steel products resulted in higher margins. Cost of sales declined from 87% to 81% of net sales in the six months ended September 30, 1997.



     SELLING AND ADMINISTRATIVE. Selling and administrative expenses for the six months ended September 30, 1997 include a $3.3 million charge for the disposition of environmental waste, offset by $6.8 million received in connection with an insurance settlement related to cleanup of the 1995 melting of radioactive scrap at the Jackson mill. The Company also incurred $1.4 million in startup expenses associated with its facility at the Jackson mill that is designed to utilize a technology developed by a third party to recycle the Company's electric arc furnace/emission control dust ("EC dust") that is currently regulated as a hazardous waste.



     DEPRECIATION. Depreciation expense of $9.6 million for the six months ended September 30, 1997 increased 19% over the same period last year due to capital improvement spending of $19.3 million since September 30, 1996.


  FISCAL 1997 VERSUS FISCAL 1996

                               TONS SHIPPED (THOUSANDS)           AVERAGE SELLING PRICES (PER TON)
                               -------------------------          ---------------------------------
                                 YEAR ENDED MARCH 31,                   YEAR ENDED MARCH 31,
                               -------------------------          ---------------------------------
                               1996                1997             1996                     1997
                               -----               -----          --------                 --------
Mill Finished Goods:
  Stock Rebar................    508                 472              $310                     $316
  Merchant Bar...............    544                 512               362                      352
  Rods.......................    133                 105               336                      322
                               -----               -----              ----                     ----
                               1,185               1,089               337                      333
Fabricated Rebar.............    315                 326               460                      451
Billets......................    175                 281               233                      227
                               -----               -----
          Total..............  1,675               1,696
                               =====               =====

     NET SALES. Net sales in fiscal 1997 declined 1.8% from fiscal 1996 as both prices and sales volumes of finished goods declined. Mill finished product prices declined $4 per ton, while fabricated rebar prices declined $9 per ton. Mill finished steel production and shipment volumes were limited by the start-up of major capital improvement projects at the Charlotte and Jackson rolling mills. As a result, shipments were more heavily weighted in favor of lower-priced semi-finished billet products during the equipment installation and start-up period. Fabricating revenues improved modestly as volume increases offset the decline in price.

     COST OF SALES. Cost of sales were 86.1% of net sales in fiscal 1997 versus 85.0% of net sales in fiscal 1996 due to the higher costs associated with the decline in production tonnage at the Charlotte and Jackson mills during the startup of capital projects for the rolling mills. Average scrap costs were down $1 per ton for the year due to a fourth quarter decline in scrap prices.

     SELLING AND ADMINISTRATIVE. Selling and administrative expenses remained constant at 4.7% of sales in fiscal 1997 as compared to fiscal 1996.

     DEPRECIATION. Depreciation increased to $16.7 million in fiscal 1997 from $14.6 million in fiscal 1996 due to increased capital expenditures at all four mills during the last two years.


     OTHER OPERATING EXPENSES. The Company decided in June 1995 to close the Tampa rolling mill effective September 1995. The Tampa mill was the Company's oldest facility and represented the Company's highest operating cost minimill. In fiscal 1996, the Company incurred non-cash charges of $12 million representing the write-down of property, plant and equipment to its estimated fair market value, and incurred cash charges of $3 million for severance payments and benefits costs for the termination of substantially all 116 Tampa rolling mill employees. All severance payroll and benefit costs were paid and charged against the liability during fiscal 1996, resulting in no liability for severance payroll and benefit costs at March 31, 1996. Approximately $1.8 million in net book value of property, plant and equipment related to the Tampa site, primarily land and buildings, was retained and is currently being used by the Company. The Company currently incurs minimal ongoing costs related to the Tampa mill land and building, primarily for ongoing warehousing and shipping operations, and the caretaking of environmental cleanup (see "Note E to September 30, 1997 unaudited condensed financial statements -- Environmental Matters"), totaling approximately $300,000 annually. These costs are offset by short-term rental income attributable to this property of approximately $225,000 annually. Approximately $3.5 million remains in Assets Held for Sale, which represents appraised values of machinery and equipment and land being marketed for sale. Since the closure, the Tampa market has been served by the Company's Jacksonville mill, minimizing lost sales. The Company intends to sell the Tampa minimill property.



     The Company incurred an additional $.8 million charge in fiscal 1996 for the write-off of all future lease obligations (through November 1998) related to the closure of its fabricating plant in Woodbridge, Virginia.


     INTEREST EXPENSE. Interest expense declined from $22.0 million in fiscal 1996 to $19.5 million in fiscal 1997 as cash generated from operations was used to lower debt by $29.6 million and average annual interest rates declined from 9.3% to 8.7%. Capitalized interest for fiscal 1997 was $2.0 million compared to $2.1 million in fiscal 1996.

     AMORTIZATION OF DEFERRED FINANCING COSTS. Amortization of deferred financing costs declined from $2.0 million in fiscal 1996 to $.9 million in fiscal 1997 due to the refinancing of the Company's Revolving Credit Agreement in June 1995. See "-- Liquidity and Capital Resources".

     INCOME TAXES. The Company's effective federal and state income tax rate for fiscal 1997 and 1996 was 39% excluding the effect of goodwill amortization, which is not deductible for income tax purposes.

  FISCAL 1996 VERSUS FISCAL 1995

                                    TONS SHIPPED (THOUSANDS)       AVERAGE SELLING PRICES (PER TON)
                                   --------------------------      ---------------------------------
                                      YEAR ENDED MARCH 31,               YEAR ENDED MARCH 31,
                                   --------------------------      ---------------------------------
                                      1995            1996             1995                 1996
                                   ----------      ----------      ------------         ------------
Mill Finished Goods:
  Stock Rebar....................      536             508              $326                 $310
  Merchant Bar...................      549             544               359                  362
  Rods...........................      129             133               338                  336
                                     -----           -----              ----                 ----
                                     1,214           1,185               342                  337
Fabricated Rebar.................      347             315               421                  460
Billets..........................      141             175               228                  233
                                     -----           -----
          Total..................    1,702           1,675
                                     =====           =====

     NET SALES. Net sales for fiscal 1996 were 1.8% lower than fiscal 1995 due to lower volume and lower mill average selling prices. Although semi-finished billet shipments were 24.1% higher than in fiscal 1995, finished product shipments were down 4.1%. Average mill selling prices declined $5 per ton. Although fabricated rebar prices increased $39 per ton, fabricated rebar shipments were down 9.2%.

     COST OF SALES. Cost of sales were 85.0% of net sales in fiscal 1996 versus 85.3% of net sales in the previous year. Mill conversion costs were the same while scrap steel costs were $1 per ton higher than in fiscal 1995.

     SELLING AND ADMINISTRATIVE. Selling and administrative expenses remained constant at 4.7% of sales in fiscal 1996 compared to fiscal 1995.

     DEPRECIATION. Depreciation increased to $14.6 million in fiscal 1996 from $14.0 million in fiscal 1995 due to increased capital expenditures that were placed in service at all four mills.


     OTHER OPERATING EXPENSES. The Company decided in June 1995 to close the Tampa rolling mill effective September 1995. The Tampa mill was the Company's oldest facility and represented the Company's highest operating cost minimill. In 1996, the Company incurred non-cash charges of $12 million representing the write-down of property, plant and equipment to its estimated fair market value, and incurred cash charges of $3 million for severance payments and benefits costs for the termination of substantially all 116 Tampa rolling mill employees. All severance payroll and benefit costs were paid and charged against the liability during fiscal 1996, resulting in no liability for severance payroll and benefit costs at March 31, 1996. The Company believed that the closing of the Tampa minimill would improve future operating results, liquidity and cash flows. Approximately $1.8 million in net book value of property, plant and equipment related to the Tampa site, primarily land and buildings, was retained and is currently being used by the Company. The Company currently incurs minimal ongoing costs related to the Tampa mill land and buildings, primarily for ongoing warehousing and shipping operations, and the caretaking of environmental cleanup (see "Note E to September 30, 1997 unaudited condensed financial statements -- Environmental Matters"), totaling approximately $300,000 annually. These costs are offset by short-term rental income attributable to this property of approximately $225,000 annually. Approximately $3.5 million remains in Assets Held for Sale, which represents appraised values of machinery and equipment and land being marketed for sale. Since the closure, the Tampa market has been served by the Company's Jacksonville mill, minimizing lost sales. The Company intends to sell the Tampa minimill property.



     The Company incurred an additional $.8 million charge in fiscal 1996 for the write-off of all future lease obligations (through November 1998) related to the closure of its fabricating plant in Woodbridge, Virginia.


     INTEREST EXPENSE. Interest expense declined from $23.3 million in fiscal 1995 to $22.0 million in fiscal 1996 primarily because of lower average interest rates and higher capitalized interest. Average annual interest rates declined from 9.8% in fiscal 1995 to 9.3% in fiscal 1996. Average borrowings were higher in fiscal 1996 than in fiscal 1995. Capitalized interest for fiscal 1996 was $2.1 million versus $654 thousand in fiscal 1995.

     AMORTIZATION OF DEFERRED FINANCING COSTS. Amortization of deferred financing costs declined in fiscal 1996 as compared to fiscal 1995 due to refinancing of the Company's Revolving Credit Agreement. See "-- Liquidity and Capital Resources".

     INCOME TAXES. The effective federal and state income tax rate for fiscal 1996 was 39% compared to 38.8% for fiscal 1995 excluding the effect of goodwill amortization, which is not deductible for income tax purposes.

  QUARTERLY RESULTS OF OPERATIONS


                                                             QUARTER ENDED
                             -----------------------------------------------------------------------------
                             SEPTEMBER 30,   DECEMBER 31,      MARCH 31,       JUNE 30,      SEPTEMBER 30,
                                 1996            1996            1997            1997            1997
                             -------------   -------------   -------------   -------------   -------------
                                                  (IN THOUSANDS, EXCEPT AVERAGE DATA)
STATEMENT OF OPERATIONS:
Net sales..................    $158,086        $139,948        $149,433        $168,359        $175,446
Operating expenses:
  Cost of sales............     136,261         119,602         126,415         135,037         142,214
  Selling and
    administrative.........       7,328           7,184           7,623           7,572           5,262
  Depreciation.............       4,096           4,193           4,370           4,827           4,816
  Amortization of
    goodwill...............       1,032           1,032           1,033           1,033           1,032
                               --------        --------        --------        --------        --------
                               $148,717        $132,011        $139,441        $148,469        $153,324
  Income from operations...       9,369           7,937           9,992          19,890          22,122
Other expense:
  Interest.................       5,043           4,786           4,789           5,188           4,927
  Amortization of deferred
    financing costs........         233             233             234             234             119
                               --------        --------        --------        --------        --------
                               $  5,276        $  5,019        $  5,023        $  5,422        $  5,046
Income before income
  taxes....................       4,093           2,918           4,969          14,468          17,076
Income taxes...............       1,999           1,541           2,340           6,045           7,063
                               --------        --------        --------        --------        --------
         Net income........    $  2,094        $  1,377        $  2,629        $  8,423        $ 10,013
                               ========        ========        ========        ========        ========
SELECTED OPERATING DATA:
Shipped Tons
  Stock rebar..............         108             104             125             140             151
  Merchant bar.............         133             123             135             136             147
  Rod......................          26              19              25              29              19
                               --------        --------        --------        --------        --------
  Subtotal mill finished
    goods..................         267             246             285             305             317
  Fabricated rebar.........          86              82              74              85              89
  Billets..................          79              47              47              56              50
                               --------        --------        --------        --------        --------
  Total shipped tons.......         432             375             406             446             456
                               ========        ========        ========        ========        ========
Average mill finished goods
  prices (per ton).........    $    334        $    334        $    334        $    346        $    352
Average scrap cost (per
  ton).....................         134             129             125             129             134
Average metal spread (per
  ton).....................         200             205             209             217             218
Average mill conversion
  costs (per ton)..........         134             137             134             125             130


LIQUIDITY AND CAPITAL RESOURCES


     The Company's three largest financial obligations currently outstanding are the $100 million aggregate principal amount of First Mortgage Notes, a $140 million aggregate revolving credit facility (the "Revolving Credit Agreement"), and a $50 million aggregate principal amount Subordinated Intercompany Note due December 21, 2002 and owed to FLS.

     The First Mortgage Notes are secured by the real property, equipment and certain other assets at the Company's minimills. The First Mortgage Notes are redeemable, at the option of the Company, in whole or in part from time to time, at the redemption prices set forth below (expressed as percentages of the outstanding principal amount) if redeemed during the twelve-month period commencing on December 15 of each year referenced below, plus, in each case, accrued interest thereon to the date of the redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
1996........................................................   103.833%
1997........................................................   101.916
1998 and thereafter.........................................   100.000


     The Revolving Credit Agreement is secured by the Company's inventory and receivables and matures on June 9, 1999. The Revolving Credit Agreement provides for a substantial portion of the Company's liquidity by making available up to $140 million in borrowings, subject to a "borrowing base". As of September 30, 1997, the Revolving Credit Agreement had a borrowing base of approximately $121.9 million, of which approximately $51.0 million was available to the Company for further borrowings, $31.0 million was outstanding and $39.9 million was allocated to letters of credit (most of which are being provided as credit backing for the Company's outstanding Industrial Revenue Bonds). These Industrial Revenue Bonds were issued to construct facilities in Jackson, Tennessee, Charlotte, North Carolina, Jacksonville, Florida, and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate. The Company increased its outstanding Industrial Revenue Bonds by $20.0 million in fiscal 1996 and $5.0 million in fiscal 1998 for a solid waste recycling facility in Jackson, Tennessee. The Industrial Revenue Bonds mature in fiscal 2004 except for the 1996 and 1998 Industrial Revenue Bonds which mature in fiscal 2018 and 2014, respectively.



     The First Mortgage Notes and the Revolving Credit Agreement contain certain restrictions regarding the incurrence of additional indebtedness by the Company, restrictions on the Company's ability to pay dividends and other restrictive covenants relating to the Company's business. The Company continues to comply with all of the covenants of its loan agreements. See "Note D to Financial Statements -- Borrowings". In addition, the Notes being offered in the Notes Offering will also contain restrictions on the Company's ability to pay dividends and certain restrictive covenants relating to the Company's business.



     Net cash provided by operating activities for the six months ended September 30, 1997 was $27.0 million compared with $29.4 million for the same period last year. Cash flow from net income increased by $14.4 million but was offset principally because finished product inventories were restored from the period ended September 30, 1996 when inventories were drawn down during production disruptions caused by mill modernization projects at the Charlotte and Jackson mills. The Company used $20.4 million in cash to repay debt and $11.3 million to invest in capital projects, mostly for mill modernization. In September 1997, the Company incurred additional indebtedness of $5.0 million through an Industrial Revenue Bond issue for construction of a facility at the Jackson mill to recycle EC dust. Net cash provided by operating activities in fiscal 1997 was $43.9 million compared to $44.1 million in fiscal 1996.



     Over the years, the Company has expanded capacity by means of modernizing and upgrading facilities. Capital expenditures were $34.4 million for the year ended March 31, 1997, $36.9 million for the year ended March 31, 1996 and $25.8 million for the year ended March 31, 1995. The Company anticipates spending approximately $28.0 million for capital expenditures in fiscal 1998, of which approximately $9.1 million were made in the six months ended September 30, 1997.



     Prior to the completion of the Offerings, the Company intends to declare and pay a special dividend of approximately $6.1 million to its then current stockholders. The dividend will be paid from current fiscal year earnings. The Company plans to use available cash provided from operating activities, and if necessary, additional borrowings under its Revolving Credit Agreement (under which there was $51.0 million available for further borrowings as of September 30, 1997) to fund the payment of this $6.1 million cash dividend.

     The Company believes that the amounts available from operating cash flows and funds available through its Revolving Credit Agreement will be sufficient to meet its expected operational cash needs and planned capital expenditures for the foreseeable future.


     The Company is aware of the Year 2000 issue and the effects it may have on its business systems. In response, the Company has developed a detailed plan to address the issue. This plan includes a two year campaign, which began in April 1997 and includes approved spending of approximately $2.6 million for upgrading hardware and software, including training, prior to 2000. The Company believes that it will be Year 2000 compliant without a material impact on its operations or financial results.



     The estimated net proceeds from the Offerings (after deduction of underwriting discounts and the Company's estimated offering expenses) are intended to be used first to repay all of the Company's Subordinated Intercompany Note and then to repay the outstanding balance under the Company's Revolving Credit Agreement (currently estimated to be $16.3 million) and then to fund working capital and general corporate purposes.



     Concurrent with the Offerings, the Company is planning to offer $100 million aggregate principal amount of its senior unsecured Notes due 2007 (the "Notes" and the offering of such Notes, the "Notes Offering") by a separate offering memorandum. The closing of the Notes Offering is conditioned upon the closing of the Offerings. It is expected that the Notes Offering would be closed shortly after the closing of the Offerings. The net proceeds to the Company from the Notes Offering (after deduction of assumed underwriting discounts and the Company's estimated offering expenses), if closed, are estimated to be $97.6 million. The Company will use such proceeds to redeem the Company's First Mortgage Notes.



     Because the Notes Offering is subject to a variety of market, economic and other factors, there can be no assurance that the Notes Offering will be consummated.


COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

     The Company is subject to federal, state and local laws and regulations governing the remediation of environmental contamination associated with releases of hazardous substances which can impose joint and several liability for contamination regardless of fault or the lawfulness of past activities (collectively, "Environmental Cleanup Laws") and to extensive federal, state, and local laws and regulations governing discharges to the air and water as well as the handling and disposal of solid and hazardous wastes and employee health and (collectively, "Environmental Regulatory Laws"). Governmental authorities have the power to enforce compliance with these requirements, and violators may be subject to civil or criminal penalties, injunctions or both. Third parties also may have the right to sue to enforce compliance and for damages.


     The Company has estimated its potential costs for further remediation under Environmental Cleanup Laws at on-site and off-site locations to be approximately $14.9 million and has included this amount in the Company's recorded liabilities as of September 30, 1997. Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants, and quotations and third-party estimates of costs of remediation-related services provided to the Company, or of which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. In light of the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance that the ultimate costs of remediation may not be more or less than the estimated remediation costs that the Company has recorded.



     The Company also incurs significant ongoing costs to comply with current standards promulgated by Environmental Regulatory Laws which costs are being expensed and paid from current operations. Although it is the Company's policy to comply with all Environmental Regulatory Laws and the Company believes that it is currently in material compliance with all Environmental Regulatory Laws, Environmental

Regulatory Laws may become more significant in the future and, there can be no assurance that material environmental liabilities will not be incurred by the Company or that compliance with Environmental Regulatory Laws (whether those currently in effect or those that may be enacted in the future) will not require additional expenditures by the Company or require changes to the Company's current operations, any of which could have a material adverse effect on the Company's results of operations and financial condition.


     See "Note E to September 30, 1997 unaudited condensed financial statements -- Environmental Matters" for further information regarding environmental matters.



IMPACT OF INFLATION


     The Company's primary costs include ferrous scrap, energy and labor, which can be affected by inflationary conditions. The Company has generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions driven primarily by the level of construction activity. Another factor that may limit the Company's ability to pass on cost increases in materials is over-capacity in the steel industry.

                                                                     EXHIBIT "C"
                         INDEX TO FINANCIAL STATEMENTS


Statements of Financial Position as of March 31, and
  September 30, 1997 (unaudited)............................  F-2
Statements of Income (unaudited) for the Six Month Periods
  Ended September 30, 1996 and 1997.........................  F-3
Statements of Cash Flows (unaudited) for the Six Month
  Periods Ended September 30, 1996 and 1997.................  F-4
Notes to Unaudited Financial Statements.....................  F-5
Report of Independent Certified Public Accountants..........  F-9
Statements of Financial Position as of March 31, 1996 and
  1997......................................................  F-10
Statements of Income for the Years Ended March 31, 1995,
  1996 and 1997.............................................  F-11
Statements of Shareholders' Equity for the Years Ended March
  31, 1995, 1996 and 1997...................................  F-12
Statements of Cash Flows for the Years Ended March 31, 1995,
  1996 and 1997.............................................  F-13
Notes to Financial Statements for the Years Ended March 31,
  1995, 1996 and 1997.......................................  F-14

                             AMERISTEEL CORPORATION



                        STATEMENTS OF FINANCIAL POSITION



                                                                           SEPTEMBER 30, 1997
                                                            MARCH 31,   -------------------------
                                                              1997      HISTORICAL     PRO FORMA
                                                            ---------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
                                                                      ($ IN THOUSANDS)
CURRENT ASSETS
Cash and cash equivalents.................................   $  1,645    $  1,848      $  1,848
Accounts receivable.......................................     68,563      77,573        77,573
Inventories...............................................    106,173     106,830       106,830
Deferred tax assets.......................................      5,000       5,000         5,000
Other current assets......................................      1,138       1,442         1,442
                                                             --------    --------      --------
          TOTAL CURRENT ASSETS............................    182,519     192,693       192,693
ASSETS HELD FOR SALE......................................     14,838      14,967        14,967
PROPERTY, PLANT AND EQUIPMENT.............................    308,159     317,496       317,496
Less accumulated depreciation.............................     58,138      67,679        67,679
                                                             --------    --------      --------
                                                              250,021     249,817       249,817
GOODWILL..................................................     85,773      83,708        83,708
DEFERRED FINANCING COSTS..................................      2,523       2,208         2,208
OTHER ASSETS..............................................         11           7             7
                                                             --------    --------      --------
          TOTAL ASSETS....................................   $535,685    $543,400      $543,400
                                                             ========    ========      ========
CURRENT LIABILITIES
Trade accounts payable....................................   $ 44,666    $ 39,779      $ 39,779
Salaries, wages and employee benefits.....................     14,598      14,926        14,926
Environmental remediation.................................      5,079       5,875         5,875
Other current liabilities.................................      4,355       9,594         9,594
Interest payable..........................................      4,659       4,980         4,980
Current maturities of long-term borrowings................        435       5,687         5,687
                                                             --------    --------      --------
          TOTAL CURRENT LIABILITIES.......................     73,792      80,841        80,841
LONG-TERM BORROWINGS, LESS CURRENT PORTION................    237,474     216,835       222,904
OTHER LIABILITIES.........................................     21,555      24,014        24,014
DEFERRED TAX LIABILITIES..................................     52,300      52,300        52,300
SHAREHOLDERS' EQUITY
  Common stock, $.01 par value; 30,000,000 shares
     authorized at March 31, and September 30, 1997,
     10,079,028 and 10,114,603 shares outstanding at March
     31, and September 30, 1997, respectively.............        101         101           101
  Capital in excess of par................................    156,816     157,297       157,297
  (Accumulated deficit) retained earnings.................     (4,328)     14,108         8,039
  Deferred compensation...................................     (2,025)     (2,096)       (2,096)
                                                             --------    --------      --------
          TOTAL SHAREHOLDERS' EQUITY......................    150,564     169,410       163,341
                                                             --------    --------      --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......   $535,685    $543,400      $543,400
                                                             ========    ========      ========



                       See notes to financial statements

                             AMERISTEEL CORPORATION



                        STATEMENTS OF INCOME (UNAUDITED)



                                                                       SIX MONTHS ENDED
                                                                ------------------------------
                                                                SEPTEMBER 30,    SEPTEMBER 30,
                                                                    1996             1997
                                                                -------------    -------------
                                                                  ($ IN THOUSANDS EXCEPT PER
                                                                        COMMON SHARE)
NET SALES...................................................      $327,908         $343,805
Operating Expenses:
  Cost of sales.............................................       285,173          277,251
  Selling and administrative................................        14,261           12,834
  Depreciation..............................................         8,091            9,643
  Amortization of goodwill..................................         2,065            2,065
                                                                  --------         --------
                                                                   309,590          301,793
                                                                  --------         --------
INCOME FROM OPERATIONS......................................        18,318           42,012
Other Expenses:
  Interest..................................................         9,898           10,115
  Amortization of deferred financing costs..................           467              353
                                                                  --------         --------
                                                                    10,365           10,468
                                                                  --------         --------
INCOME BEFORE INCOME TAXES..................................         7,953           31,544
Income taxes................................................         3,907           13,108
                                                                  --------         --------
NET INCOME..................................................      $  4,046         $ 18,436
                                                                  ========         ========
Weighted average common shares outstanding (in thousands)...        10,093           10,096
EARNINGS PER COMMON SHARE...................................      $    .40         $   1.83



                       See notes to financial statements

                             AMERISTEEL CORPORATION



                      STATEMENTS OF CASH FLOWS (UNAUDITED)



                                                                    SIX MONTHS ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1996            1997
                                                              -------------   -------------
                                                                    ($ IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................     $  4,046        $ 18,436
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................       10,623          12,061
     Deferred income taxes..................................        1,300              --
     Other (loss on asset disposals and deferred
       compensation)........................................          492           2,313
Changes in operating assets and liabilities:
     Accounts receivable....................................          761          (9,010)
     Inventories............................................       16,758            (657)
     Other assets...........................................          270            (429)
     Accounts payable, income taxes and other liabilities...       (4,898)          4,256
                                                                 --------        --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................       29,352          26,970
INVESTING ACTIVITIES
     Additions to property, plant and equipment                   (24,211)         (9,121)
     Proceeds from sales of property, plant and equipment...          519              90
     Restricted IRB funds...................................        8,109          (2,252)
                                                                 --------        --------
  NET CASH USED IN INVESTING ACTIVITIES.....................      (15,583)        (11,283)
FINANCING ACTIVITIES
     Payments to short-term and long-term borrowings, net...      (19,782)        (20,387)
     Proceeds from IRB (Bonds)..............................           --           5,000
     Addition to deferred financing costs...................           --             (38)
     Purchase of common stock...............................         (107)            (59)
                                                                 --------        --------
  NET CASH USED IN FINANCING ACTIVITIES.....................      (19,889)        (15,484)
                                                                 --------        --------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............       (6,120)            203
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............        6,193           1,645
                                                                 --------        --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     $     73        $  1,848
                                                                 ========        ========



                       See notes to financial statements

                             AMERISTEEL CORPORATION



               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS



NOTE A -- BASIS OF PRESENTATION



     The condensed financial statements include the accounts of AmeriSteel Corporation, a Florida corporation (the "Company"). As of April 1, 1996, the Company changed its name from Florida Steel Corporation (which it had used since
1956) to AmeriSteel Corporation. The predecessor of the Company was formed in 1937.



     The accompanying unaudited condensed financial statements do not include all the information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. However all adjustments which, in the opinion of management, are necessary for a fair presentation have been included. Such adjustments consist only of normally recurring items.



     It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included elsewhere in this Information Statement. The results of the six months ended September 30, 1997 are not necessarily indicative of the results to be expected for the fiscal year ending March 31, 1998.



NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Recent Accounting Pronouncements: In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" which establishes standards for computing and presenting earnings per share. The statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the income statement and provides for certain disclosures. The Company will adopt Statement No. 128 in the third quarter of fiscal 1998 and does not believe the effect of adoption will be material.



     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments of a business. The statement, which is based on the management approach to segment reporting, includes requirements to report selected segment information and entity-wide disclosures about products and services, major customers, and the countries in which the Company holds assets and reports revenues. This statement becomes effective for the Company for reporting beginning in fiscal 1999. Management has not yet evaluated the effects of this change on the Company's financial statements.



     Reclassifications: Certain amounts in the prior period financial statements have been reclassified to conform to the current fiscal financial statement presentation.



NOTE C -- INVENTORIES



     Inventories consist of the following:



                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
                                                                           (UNAUDITED)
                                                                  ($ IN THOUSANDS)
Finished goods..............................................  $ 59,299      $ 64,056
Work in-process.............................................    14,175        10,022
Raw materials and operating supplies........................    32,699        32,752
                                                              --------      --------
                                                              $106,173      $106,830
                                                              ========      ========

                             AMERISTEEL CORPORATION



        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)



NOTE D -- BORROWINGS



     Long-term borrowings consist of the following:



                                                              MARCH 31,   SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
                                                                           (UNAUDITED)
                                                                  ($ IN THOUSANDS)
Revolving Credit Agreement..................................  $ 51,340      $ 30,960
First Mortgage Notes........................................   100,000       100,000
Subordinated Intercompany Note..............................    50,000        50,000
Industrial Revenue Bonds....................................    30,875        35,875
Trade Loan Agreement........................................     5,259         5,259
Note to Parent..............................................       435           428
                                                              --------      --------
                                                               237,909       222,522
Less Current Maturities.....................................       435         5,687
                                                              --------      --------
                                                              $237,474      $216,835
                                                              ========      ========



NOTE E -- ENVIRONMENTAL MATTERS



     The Company is involved in the manufacture of steel, in connection with which it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is electric arc furnace/emission control dust ("EC dust"), a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. While EC dust is generated in current production processes, such EC dust is being collected, handled and disposed of in a manner which management believes meets all current federal and state environmental regulations. The costs of such collection and disposal are being expensed and paid currently from operations. In addition, the Company has handled and disposed of EC dust in other manners in previous years, and is responsible for the remediation of certain sites where such EC dust was generated and/or disposed. In general, the Company's estimate of the remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. The Company's process for estimating such remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In all such determinations, the Company employs outside consultants, and providers of such remedial services where necessary, to assist in making such determinations. Although the ultimate costs associated with the remediation are not presently known, the Company has estimated the total cost to be approximately $14.9 million and has recorded these costs as accrued liabilities as of September 30, 1997. The majority of this amount is associated with four sites.



     The Tampa mill site contains slag and soil that is contaminated with EC dust generated by past operations. The volume and mass estimates of the contamination was based on analytical data from approximately 600 soil borings, 700 soil samples and 91 groundwater-monitoring wells. The remediation approach selected by the Company, excavation and on-site treatment and disposal, was approved, and a permit issued, by the U.S. Environmental Protection Agency during fiscal 1996 and by the Florida Department of Environmental Protection during fiscal 1998. The Company is currently awaiting a signed Consent Order to begin the remediation process. The remediation cost estimates are based on the Company's previous experience with comparable projects as well as estimates provided by outside environmental consultants. The Company is responsible for the total remediation costs and currently

                             AMERISTEEL CORPORATION



        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)



estimates those costs to be approximately $8 million for this site. The Company expects cleanup at this site to be substantially completed during 2001.



     At the Jackson Tennessee mill site, EC dust contaminated with Cesium 137, a man-made, radioactive material (incident-related material) has been stored in containers awaiting remediation. The remediation volumes and masses are based on actual measurements made by the outside contractor during the now complete cleanup, consolidation and containerization phase of the remediation. The approach for the remaining treatment, transport and disposal phase is based on the final Nuclear Regulatory Commission "Technical Position," dated March 20, 1997. The remediation cost estimate is based on a signed contract for the treatment and transportation and on a written price quotation for the disposal. The detailed workplan has been submitted to the regulatory agencies and approval is expected within 90 days. The Company is responsible for the total remediation cost and currently estimates those costs to be approximately $3 million for this site. The Company expects cleanup at this site to be substantially completed during fiscal 1998.



     The Sogreen site, a third party site, contains EC dust from the Company that was improperly stored at this recycling location. The estimate includes the cost of soil remediation and groundwater remediation based on an approach approved by the Georgia Environmental Protection Division. The Company has been named as a potentially responsible party ("PRP") for this site, and thus its estimated share of the remediation costs is approximately 43% (based on analytical data from soil borings and samples) of the total estimated remediation cost of $4.3 million; therefore, the Company currently estimates its obligation to be approximately $2 million. The Company's management believes that the impact of additional future costs on the Company's results of operations, financial condition and liquidity from the Sogreen site, based on the other PRPs not fulfilling their obligations, would not be significant. The Company expects cleanup at this site to be substantially completed during fiscal 1998.



     The Stoller site, a third party site, contains EC dust from the Company that was improperly stored at this recycling location. The Company has been named as a PRP for this site. The estimate includes soil remediation and groundwater remediation. Outside contractors have measured the remediation volumes and masses during the now complete cleanup and consolidation phase of the remediation. The remainder of the remediation approach selected by the Company, on-site treatment and disposal, has been approved, and contract negotiations for construction of the on-site vault are underway. The Company's cost estimates are based on its previous experience with comparable projects as well as estimates confirmed by the State of South Carolina. An Allocation Agreement was issued by the State of South Carolina during fiscal 1997 that essentially shifted some of the payment burden from the Company to other PRPs, leaving the Company with an approximately 2% share of the remaining estimated $8 million remediation cost; therefore, the Company currently estimates its obligation to be approximately $.2 million. The non-participating PRPs have intervened in the proceedings for approval by the federal court in order to contest the agreement. The Company's management believes that the agreement will be finalized between February and May 1998. If the Allocation Agreement is not finalized under its present terms, the Company's management believes that the Company's overall obligation for this site would not exceed approximately 50% of the total estimated remediation cost. The Company expects cleanup at this site to be substantially completed during fiscal 1998.



     The Company paid approximately $5.2 million in remediation costs in fiscal 1997, and $.7 million during the first six months of fiscal 1998. Of the $14.9 million accrued at September 30, 1997, the Company expects to pay approximately $3.7 million during the remainder of fiscal 1998. The timing of the remaining future payments for each future year is uncertain due to the various remediation alternatives being considered. However, the Company's management has estimated that all significant remediation

                             AMERISTEEL CORPORATION



        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)


should be completed by 2002. The Company expensed approximately $3.3 million during the six months ended September 30, 1997 and approximately $2 million in each of the past two fiscal years for environmental remediation costs.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and quotations and third-party estimates of costs of remediation-related services provided to the Company or which the Company and is consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. In light of the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

NOTE F -- SUBSEQUENT EVENTS


     The Company proposes to sell shares of common stock to the public pursuant to a Registration Statement filed with the Securities and Exchange Commission (the "Offering"). In connection with the Offering, the Board of Directors approved on October 16, 1997 subject to stockholder approval, amendments to the Company's Articles of Incorporation. The Company expects the amendments to the Articles of Incorporation to become effective on or about December 7, 1997. The amendment authorizes 100,000,000 shares of $.01 par value Class A common stock and 22,000,000 shares of $.01 par value Class B common stock. The rights of the holders of both Class A and Class B common stock will be substantially the same except that the holders of Class A common stock and Class B common stock will be entitled to one vote per share and two votes per share, respectively. Only shares of Class A common stock will be sold in the Offerings.


NOTE G -- PRO FORMA INFORMATION


     Prior to the completion of the Offering, the Company intends to declare and pay a special dividend of $.60 per share to its then current stockholders.



     The accompanying unaudited pro forma statement of financial position as of September 30, 1997, is based on the Company's historical statement of financial position as of September 30, 1997, as adjusted to reflect the payment of the special dividend which is assumed to be funded from available borrowings under the Revolving Credit Agreement. This transaction is presented in the unaudited pro forma statement of financial position as if it was consummated on September 30, 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To AmeriSteel Corporation:

     We have audited the accompanying statements of financial position of AmeriSteel Corporation (a Florida corporation) as of March 31, 1996 and 1997, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriSteel Corporation as of March 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida,

April 25, 1997 (except with


  respect to the matter discussed


  in Note L, as to which the


  date is October 16, 1997)

                             AMERISTEEL CORPORATION

                        STATEMENTS OF FINANCIAL POSITION

                                                              MARCH 31,   MARCH 31,
                                                                1996        1997
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
                                      ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $  6,193    $  1,645
Accounts receivable, less allowance of $1,000 at March 31,
  1996 and 1997 for doubtful accounts.......................    72,910      68,563
Inventories.................................................   112,753     106,173
Deferred tax assets.........................................     7,200       5,000
Other current assets........................................     1,053       1,138
                                                              --------    --------
          TOTAL CURRENT ASSETS..............................   200,109     182,519
ASSETS HELD FOR SALE........................................    14,411      14,838
PROPERTY, PLANT AND EQUIPMENT
Land and improvements.......................................    13,393      14,942
Building and improvements...................................    31,906      35,116
Machinery and equipment.....................................   199,350     250,299
Construction in progress....................................    45,039       7,802
                                                              --------    --------
                                                               289,688     308,159
Less accumulated depreciation...............................    42,679      58,138
                                                              --------    --------
                                                               247,009     250,021
GOODWILL....................................................    89,903      85,773
DEFERRED FINANCING COSTS....................................     3,457       2,523
OTHER ASSETS................................................         7          11
                                                              --------    --------
          TOTAL ASSETS......................................  $554,896    $535,685
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade accounts payable......................................  $ 40,234    $ 44,666
Salaries, wages and employee benefits.......................    14,336      14,598
Environmental remediation...................................     6,079       5,079
Other current liabilities...................................     5,057       4,355
Interest payable............................................     4,940       4,659
Current maturities of long-term borrowings (including note
  payable to parent of $444 and $435 at March 31, 1996 and
  1997, respectively).......................................    14,942         435
                                                              --------    --------
          TOTAL CURRENT LIABILITIES.........................    85,588      73,792
LONG-TERM BORROWINGS, LESS CURRENT PORTION..................   252,525     237,474
OTHER LIABILITIES...........................................    20,336      21,555
DEFERRED TAX LIABILITIES....................................    54,700      52,300
SHAREHOLDERS' EQUITY........................................
Common stock, $.01 par value; 30,000,000 authorized,
  10,095,741 and 10,079,028 shares outstanding, at March 31,
  1996 and 1997, respectively...............................       101         101
Capital in excess of par....................................   157,026     156,816
Accumulated deficit.........................................   (12,380)     (4,328)
Deferred compensation.......................................    (3,000)     (2,025)
                                                              --------    --------
          TOTAL SHAREHOLDERS' EQUITY........................   141,747     150,564
                                                              --------    --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $554,896    $535,685
                                                              ========    ========

                       See notes to financial statements

                             AMERISTEEL CORPORATION



                              STATEMENTS OF INCOME



                                                                 YEAR         YEAR         YEAR
                                                                ENDED        ENDED        ENDED
                                                              MARCH 31,    MARCH 31,    MARCH 31,
                                                                 1995         1996         1997
                                                              ----------   ----------   ----------
                                                              ($ IN THOUSANDS EXCEPT EARNINGS PER
                                                                         COMMON SHARE)
NET SALES...................................................   $639,908     $628,404     $617,289
Operating expenses:
  Cost of sales.............................................    545,725      533,965      531,190
  Selling and administrative................................     29,959       29,605       29,068
  Depreciation..............................................     14,046       14,619       16,654
  Amortization of goodwill..................................      4,130        4,130        4,130
  Other operating expenses..................................         --       16,013           --
                                                               --------     --------     --------
                                                                593,860      598,332      581,042
                                                               --------     --------     --------
INCOME FROM OPERATIONS......................................     46,048       30,072       36,247
Other expenses:
  Interest..................................................     23,330       22,000       19,473
  Amortization of deferred financing costs..................      2,863        1,956          934
                                                               --------     --------     --------
                                                                 26,193       23,956       20,407
                                                               --------     --------     --------
INCOME BEFORE INCOME TAXES..................................     19,855        6,116       15,840
Income taxes................................................      9,354        3,996        7,788
                                                               --------     --------     --------
NET INCOME..................................................   $ 10,501     $  2,120     $  8,052
                                                               ========     ========     ========
Weighted average common shares outstanding (in thousands)...     10,000       10,062       10,087
EARNINGS PER COMMON SHARE...................................   $   1.05     $   0.21     $   0.80



                       See notes to financial statements

                             AMERISTEEL CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                      COMMON STOCK        CAPITAL
                                   -------------------   IN EXCESS   ACCUMULATED     DEFERRED
                                     SHARES     AMOUNT    OF PAR       DEFICIT     COMPENSATION    TOTAL
                                   ----------   ------   ---------   -----------   ------------   --------
                                                     ($ IN THOUSANDS EXCEPT SHARE DATA)
BALANCES AT MARCH 31, 1994.......         200    $ --    $150,000     $(25,001)      $    --      $124,999
Repurchase of common stock.......         (20)     --          --           --            --            --
Common stock issuance............          15      --       4,500           --        (4,500)           --
Exercise of stock options........           5      --       1,500           --            --         1,500
Net income.......................          --      --          --       10,501            --        10,501
Reduction in deferred
  compensation...................          --      --          --           --           750           750
49,999 for 1 stock dividend......   9,999,800     100        (100)          --            --            --
                                   ----------    ----    --------     --------       -------      --------
BALANCES AT MARCH 31, 1995.......  10,000,000     100     155,900      (14,500)       (3,750)      137,750
Common stock issuance............      95,741       1       1,126           --          (150)          977
Net income.......................          --      --          --        2,120            --         2,120
Reduction in deferred
  compensation...................          --      --          --           --           900           900
                                   ----------    ----    --------     --------       -------      --------
BALANCES AT MARCH 31, 1996.......  10,095,741     101     157,026      (12,380)       (3,000)      141,747
Common stock issuance............         100      --           1           --            --             1
Repurchase of common stock.......     (16,813)     --        (211)          --            --          (211)
Net income.......................          --      --          --        8,052            --         8,052
Reduction in deferred
  compensation...................          --      --          --           --           975           975
                                   ----------    ----    --------     --------       -------      --------
BALANCES AT MARCH 31, 1997.......  10,079,028    $101    $156,816     $ (4,328)      $(2,025)     $150,564
                                   ==========    ====    ========     ========       =======      ========

                       See notes to financial statements

                             AMERISTEEL CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                              YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                              MARCH 31,    MARCH 31,    MARCH 31,
                                                                 1995         1996         1997
                                                              ----------   ----------   ----------
                                                                        ($ IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................   $ 10,501     $  2,120     $  8,052
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation..............................................     14,046       14,619       16,654
  Amortization..............................................      6,993        6,086        5,064
  Deferred income taxes.....................................      1,849       (1,200)        (200)
  Loss on disposition of property, plant and equipment......        600       14,312          317
  Deferred compensation.....................................        750          900          975
Changes in operating assets and liabilities:
  Accounts receivable.......................................    (11,142)       7,450        4,347
  Recoverable income taxes..................................        300           --           --
  Inventories...............................................    (12,470)      14,927        6,580
  Other current assets......................................        420         (303)         (85)
  Other assets..............................................         15           21           (4)
  Trade accounts payable....................................      3,315       (9,130)       4,432
  Salaries, wages and employee benefits.....................       (868)      (2,184)         262
  Other current liabilities.................................        290          769         (828)
  Environmental remediation.................................     (7,995)      (5,421)      (1,400)
  Interest payable..........................................        526         (318)        (281)
  Income taxes payable......................................      1,561          514          126
  Other liabilities.........................................      2,666          929          (81)
                                                               --------     --------     --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES..........     11,357       44,091       43,930
INVESTING ACTIVITIES
Additions to property, plant and equipment..................    (25,781)     (36,894)     (34,382)
Proceeds from sale of property, plant and equipment.........      1,857          788          876
Proceeds from sale of assets held for sale..................         --          794        1,550
Purchase of assets held for sale............................         --           --         (454)
Restricted IRB Funds........................................         --      (13,700)      13,700
                                                               --------     --------     --------
         NET CASH USED IN INVESTING ACTIVITIES..............   $(23,924)    $(49,012)    $(18,710)
FINANCING ACTIVITIES
Proceeds from (payments to) short and long-term borrowings,
  net.......................................................   $ 12,147     $ 21,227     $(29,558)
Additions to deferred financing costs.......................         --         (909)          --
Repurchase of subordinated debentures.......................         --      (13,035)          --
Proceeds from exercise of stock options.....................      1,500           --           --
Proceeds from sale of common stock..........................         --          977           --
Redemption of common stock..................................         --           --         (210)
                                                               --------     --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........     13,647        8,260      (29,768)
                                                               --------     --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      1,080        3,339       (4,548)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      1,774        2,854        6,193
                                                               --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   $  2,854     $  6,193     $  1,645
                                                               ========     ========     ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest (net of amount capitalized)..........   $ 22,150     $ 22,318     $ 19,754
                                                               ========     ========     ========
Cash paid for income taxes..................................   $  5,645     $  4,682     $  7,862
                                                               ========     ========     ========


                       See notes to financial statements

                             AMERISTEEL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                         MARCH 31, 1995, 1996 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The financial statements include the accounts of AmeriSteel, a Florida corporation (the "Company"). As of April 1, 1996, the Company changed its name from Florida Steel Corporation (which it had used since 1956) to AmeriSteel Corporation. The predecessor of the Company was formed in 1937. All significant intercompany accounts and transactions have been eliminated.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Credit Risk: The Company extends credit, primarily on a basis of 30-day terms, to various customers in the steel distribution, fabrication and construction industries, primarily located in the southeastern United States. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Credit (recoveries)losses for the fiscal years 1995, 1996, and 1997 have been $(559,000), $184,000 and $106,000, respectively.

     Business Segment: The Company is engaged in steel production and the manufacture, fabrication and marketing of steel products, primarily for use in construction and industrial markets. In the years ended March 31, 1996 and 1997, export sales were less than 1% of total sales.

     Cash Equivalents: The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.


     Assets Held for Sale: The majority of the account consists of real estate and machinery and equipment held for sale which are carried at the lower of cost or estimated fair value. For the year ended March 31, 1996, the Company transferred $5.0 million from property, plant and equipment to assets held for sale.


     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. Maintenance and repairs are charged against operations as incurred. Upon retirement or other disposition of property, plant and equipment, the cost and related allowances for depreciation are removed from the accounts and any resulting gain or loss is reflected in income.


     Restricted IRB Funds: The Company accounts for restricted funds received from the proceeds of Industrial Revenue Bonds (IRBs) as Construction in Progress within Property, Plant and Equipment until such funds have been spent. As of March 31, 1996 and 1997, the Company had $13.7 million and $0 million, respectively, of such restricted IRB funds on its balance sheet.


     Interest costs for property, plant and equipment construction expenditures of approximately $2.1 million and $2.0 million were capitalized for the years ended March 31, 1996 and 1997, respectively. For financial reporting purposes, the Company provides for depreciation of property, plant and equipment using the straight-line method over the estimated useful lives of 20 to 30 years for buildings and improvements and 4 to 15 years for all other property, plant and equipment.

     Goodwill: Goodwill consists of the excess of purchase price over the fair value of acquired assets and liabilities. Goodwill is stated at cost less accumulated amortization of $13.3 million and $17.5 million at March 31, 1996 and 1997, respectively. Goodwill is being amortized over a 25-year period.

     Deferred Financing Costs: The deferred financing costs as of March 31, 1996 and 1997, are net of accumulated amortization of $8.0 million and $9.0 million, respectively. These amounts will be amortized over the term of the respective debt instruments, which range from 3 to 8 years.

                             AMERISTEEL CORPORATION

     Earnings per Common Share: Earnings per common share are computed using the weighted average number of outstanding common shares. On May 22, 1995, the Company's Board of Directors authorized a 49,999 for 1 stock dividend.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments: The carrying amount of long-term borrowings approximates fair value due to market rates of interest and related maturities.

     Delivery Expenses: The Company's policy is to include all delivery expenses in cost of sales.

     Self Insurance: As part of its risk management strategies, the Company is self-insured, up to certain amounts, for risks such as workers' compensation, employee health benefits, and long-term disability. Risk retention is determined based on savings from insurance premium reductions, and, in the opinion of management, does not result in unusual loss exposure relative to other companies in the industry.

     Recent Accounting Pronouncements: In October 1996, the American Institute of Certified Public Accountants issued Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1). SOP 96-1 provides authoritative guidance on the specific accounting issues for the recognition, measurement, display, and disclosure of environmental remediation liabilities. Specifically, SOP 96-1 requires (1) the recognition of an environmental remediation liability when the criteria of Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" are met, (2) the measurement of the liability to include incremental direct costs of the remediation effort and costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort, (3) the measurement of the liability to include the entity's allocable share of the liability for a specific site and the entity's share of amounts related to the site that will not be paid by other potentially responsible parties, (4) the measurement of the liability be based on enacted laws, regulations and technology, and (5) appropriate display of the liabilities in the financial statements and disclosures in the footnotes to the financial statements. SOP 96-1 is effective for fiscal years beginning after December 15, 1996. Management has determined that the adoption of SOP 96-1 will not have a material effect on the accompanying financial statements.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" which establishes standards for computing and presenting earnings per share. The statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the income statement and provides for certain disclosures. The Company will adopt Statement No. 128 in the third quarter of fiscal 1998 and does not believe the effect of adoption will be material.

     Reclassifications: Certain amounts in the fiscal 1995 and 1996 financial statements have been reclassified to conform to the fiscal 1997 financial statement presentation.

                             AMERISTEEL CORPORATION

NOTE C -- INVENTORIES

     Inventories consist of the following:

                                                              MARCH 31,   MARCH 31,
                                                                1996        1997
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
Finished goods..............................................  $ 73,196    $ 59,299
Work in-process.............................................    16,291      14,175
Raw materials and operating supplies........................    23,266      32,699
                                                              --------    --------
                                                              $112,753    $106,173
                                                              ========    ========

NOTE D -- BORROWINGS

     Long-term borrowings consist of the following:

                                                              MARCH 31,   MARCH 31,
                                                                1996        1997
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
Revolving Credit Agreement..................................  $ 71,650    $ 51,340
First Mortgage Notes........................................   100,000     100,000
Subordinated Intercompany Note..............................    50,000      50,000
Industrial Revenue Bonds....................................    30,875      30,875
Note to Parent..............................................       444         435
Trade Loan Agreements.......................................     4,498       5,259
Bank of Tokyo Loan..........................................    10,000          --
                                                              --------    --------
                                                               267,467     237,909
Less current maturities.....................................    14,942         435
                                                              --------    --------
                                                              $252,525    $237,474
                                                              ========    ========

     On June 9, 1995, the Company entered into a revolving bank agreement (the "Revolving Credit Agreement"), which provides up to $140 million borrowings subject to a "borrowing base" amount. The borrowing base amount will not exceed the sum of 85% of eligible accounts receivable plus 65% of eligible inventory. Letters of credit are subject to an aggregate sublimit of $50 million. The Revolving Credit Agreement expires on June 9, 1999.

     The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. It is collateralized by first priority security interests in substantially all accounts receivable and inventory of the Company. The Company was in compliance with these covenants throughout fiscal 1997.

     Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Cost of Funds) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate at March 31, 1997 was 7.4%.

     The First Mortgage Notes are collateralized senior obligations of the Company limited in aggregate principal amount to $100 million and mature on December 15, 2000. Interest on the First Mortgage Notes accrues at the rate of 11.5% per annum and is payable semiannually on each June 15 and December 15. The Company has assigned and pledged a security interest in substantially all the real and personal property of the four mills.

                             AMERISTEEL CORPORATION

     The First Mortgage Notes will be redeemable, at the option of the Company, in whole or in part from time to time, on or after December 15, 1996 at redemption prices (expressed as percentages of the outstanding principal amount) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued interest thereon to the date of redemption (none were redeemed in fiscal 1997):

YEAR                                                          PERCENTAGE
----                                                          ----------
1996........................................................    103.833%
1997........................................................    101.916%
1998 and thereafter.........................................    100.000%

     The First Mortgage Notes rank pari passu with respect to the payment in full of the principal and interest on all existing and future senior indebtedness of the Company and rank senior to all subordinated indebtedness of the Company.

     The First Mortgage Notes contain covenants that include, without limitation, maintenance of sufficient consolidated net worth and limitations on additional indebtedness, transactions with affiliates, dispositions of assets, liens, dividends and distributions. The Company was in compliance with these covenants throughout fiscal 1997.

     The Company has issued to a related party a $50 million note (the "Subordinated Intercompany Note") which matures December 21, 2002. The Subordinated Intercompany Note bears interest at variable rates. The weighted average interest rate at March 31, 1997 was 7.01%.

     The Company also has outstanding borrowings obtained through industrial revenue bonds ("IRBs") issued to construct facilities in Jackson, Tennessee; Charlotte, North Carolina; Jacksonville, Florida; and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate. The Company increased its outstanding IRBs by $20 million in fiscal 1996 for a solid waste recycling facility in Jackson, Tennessee. The IRBs mature in fiscal 2004 except for the new IRBs which mature in fiscal 2018. The IRBs are backed by irrevocable letters of credit issued pursuant to the Revolving Credit Agreement. As of March 31, 1997, the Company had approximately $37 million of outstanding letters of credit, primarily for IRBs, insurance-related matters and surety bonds.

     The Note to Parent is an unsecured non-interest bearing note which is due on demand. Accordingly, amounts due are classified as current in the accompanying statements of financial position.

     The Company has borrowed $5.3 million as of March 31, 1997, under the Trade Loan Agreements. The loan bears interest at 7.3% and matures on June 30, 1998. Proceeds were used for the purchase of steel mill equipment.

     The maturities of long-term borrowings for the fiscal years subsequent to March 31, 1997 are as follows:

FISCAL                                                            AMOUNT
------                                                       ----------------
                                                             ($ IN THOUSANDS)
1998.......................................................      $    435
1999.......................................................        58,079
2000.......................................................            --
2001.......................................................       100,000
2002.......................................................            --
Thereafter.................................................        79,395
                                                                 --------
                                                                 $237,909
                                                                 ========

                             AMERISTEEL CORPORATION

NOTE E -- INCOME TAXES

     The provision for income taxes is comprised of the following amounts:

                                                   YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                   MARCH 31,    MARCH 31,    MARCH 31,
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
                                                             ($ IN THOUSANDS)
Currently payable:
  Federal........................................    $3,572      $ 4,592       $7,391
  State..........................................        --          604          597
                                                     ------      -------       ------
                                                      3,572        5,196        7,988
                                                     ------      -------       ------
Deferred provision (benefit):
  Federal........................................     4,785       (1,301)        (594)
  State..........................................       997          101          394
                                                     ------      -------       ------
                                                      5,782       (1,200)        (200)
                                                     ------      -------       ------
                                                     $9,354      $ 3,996       $7,788
                                                     ======      =======       ======

     A reconciliation of the difference between the effective income tax rate for each year and the statutory federal income tax rate follows:

                                                     YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                     MARCH 31,    MARCH 31,    MARCH 31,
                                                        1995         1996         1997
                                                     ----------   ----------   ----------
                                                               ($ IN THOUSANDS)
Tax provision at statutory rates...................    $6,949       $2,141       $5,544
State income taxes, net of federal income tax
  effect...........................................       997          244          722
Goodwill amortization..............................     1,611        1,611        1,446
Other items, net...................................      (203)          --           76
                                                       ------       ------       ------
                                                       $9,354       $3,996       $7,788
                                                       ======       ======       ======

                             AMERISTEEL CORPORATION

     The components of the deferred tax assets and liabilities consisted of the following at March 31:

                                                                1996       1997
                                                              --------   --------
                                                               ($ IN THOUSANDS)
DEFERRED TAX ASSET
  Allowance for doubtful accounts...........................  $    390   $    390
  Worker's compensation accrual.............................     1,648      1,413
  Employee benefits and related accruals....................     2,229      2,351
  Environmental remediation accrual.........................     4,611      3,414
  Federal loss carryforward.................................     2,055      1,654
  State loss carryforward...................................       596         40
  Alternative minimum tax credit carryforward...............       468         --
  Pension accrual...........................................     1,739      2,334
  Post retirement benefits accrual..........................     3,228      3,306
  Other.....................................................     1,136        856
                                                              --------   --------
                                                                18,100     15,758
                                                              --------   --------
DEFERRED TAX LIABILITY
  Inventories...............................................    (2,988)    (1,992)
  Property, plant and equipment.............................   (58,260)   (57,903)
  Assets held for sale......................................    (3,240)    (2,432)
  Deferred compensation.....................................    (1,112)      (731)
                                                              --------   --------
                                                               (65,600)   (63,058)
                                                              --------   --------
NET DEFERRED TAX LIABILITY..................................  $(47,500)  $(47,300)
                                                              ========   ========

     The Company has a Federal net operating loss carryforward of approximately $4.7 million and a state net operating loss of approximately $1.0 million, both expiring in 2009. As a result of a change in tax fiscal year, recognition of Federal net operating loss carryforwards are limited to approximately $1.6 million each year.

NOTE F -- BENEFIT PLANS

     The Company maintains a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations.

                             AMERISTEEL CORPORATION

     The plan's funded status and the amounts recognized in the accompanying statements of financial position are as follows:

                                                              MARCH 31,    MARCH 31,
                                                                1996         1997
                                                              ---------    ---------
                                                                 ($ IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation including vested benefits
     of $65,617 and $66,249, at March 31, 1996 and 1997,
     respectively...........................................  $ 69,221     $ 71,157
                                                              ========     ========
Projected benefit obligation for service rendered to date...  $(84,950)    $(84,646)
Plan assets at fair value...................................    82,808       85,828
                                                              --------     --------
Projected benefit obligation (in excess of) less than plan
  assets....................................................    (2,142)       1,182
Unrecognized net gain.......................................    (1,310)      (6,549)
Unrecognized prior service cost.............................      (426)        (390)
                                                              --------     --------
Net accrued pension cost included in accrued salaries, wages
  and employee benefits.....................................  $ (3,878)    $ (5,757)
                                                              ========     ========

     The weighted average discount rates used in determining the actuarial present value of the accumulated benefit obligation were 7.5% and 7.75%, for the years ended March 31, 1996 and 1997, respectively. The rate of increase in future compensation levels was 4.5% for both years. The expected rate of return on plan assets was 9.5% for the years ended March 31, 1996 and 1997.

     Pension cost included in the accompanying statements of income is comprised of the following:

                                                 YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                 MARCH 31,     MARCH 31,     MARCH 31,
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
                                                            ($ IN THOUSANDS)
Service cost...................................   $ 2,574       $  2,695      $ 2,802
Interest cost..................................     5,357          5,756        6,223
Actual income from plan assets.................    (6,783)       (14,561)      (7,395)
Net amortization and deferral..................       982          8,025          249
                                                  -------       --------      -------
Net pension cost...............................   $ 2,130       $  1,915      $ 1,879
                                                  =======       ========      =======

     The Company also has a voluntary savings plan available to substantially all of its employees. Under this plan, the Company contributes amounts based upon a percentage of the savings paid into the plan by employees. The Company matches 50% of the employees' contributions up to 4% of employees' salaries. Costs under this plan were $1.2 million, $1.1 million, and $1.1 million for the years ended March 31, 1995, 1996 and 1997, respectively.

     The Company has an unfunded Supplemental Benefits Plan, which is a nonqualified plan that provides certain officers defined pension benefits in excess of limits imposed by federal tax laws. The charges to income under the Supplemental Benefits Plan for the years ended March 31, 1995, 1996 and 1997 were $159 thousand, $0 and $282 thousand, respectively.

  Post Retirement Benefits

     The Company currently provides specified health care benefits to retired employees. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Company has the right to modify or terminate these benefits. The following table summarizes

                             AMERISTEEL CORPORATION
the accumulated post retirement benefit obligations included in the Company's statements of financial position:

                                                              MARCH 31,   MARCH 31,
                                                                1996        1997
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
Retirees....................................................   $4,176      $4,496
Fully eligible active participants..........................      238         232
Other active plan participants..............................    3,178       3,015
                                                               ------      ------
          Total.............................................    7,592       7,743
Plan assets at fair value...................................       --          --
Unrecognized net gain.......................................    1,303       1,319
                                                               ------      ------
Accrued post retirement benefit obligation..................   $8,895      $9,062
                                                               ======      ======

     The following table summarizes the net post retirement benefit costs:

                                                              MARCH 31,   MARCH 31,
                                                                1996        1997
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
Service cost................................................   $  203      $  216
Interest cost...............................................      543         558
Gain........................................................      (60)        (23)
                                                               ------      ------
Net post retirement benefit cost............................   $  686      $  751
                                                               ======      ======

     The weighted average discount rate used in determining the accrued post retirement benefit obligation was 7.50% for fiscal 1996 and 7.75% for fiscal 1997. The gross medical trend rate was assumed to be 10.31% in 1996 and dropping
 .346% per year to 6.0% in 2008 and beyond for pre-65 retirees that retired before January 1, 1994 and 9.0% decreasing by .5% per year to 5.5% in 2003 and beyond for post-65 retirees that retired before January 1, 1994. For retirees on or after January 1, 1994, the trend rate is the same until the Company's expected costs are double the 1992 costs. At that point, future increases in the medical trend will be paid by the retirees. The health care cost trend rate assumption has a significant effect on the amount of the obligation reported.

     The incremental effect of a 1% increase in the medical trend rate would result in an increase of approximately $230,448 and $16,699 to the accrued post retirement benefit obligation and net post retirement benefit cost, respectively, as of and for the year ended March 31, 1997.

NOTE G -- COMMON STOCK

     In fiscal 1996, the Board of Directors approved a one time Stock Purchase/Option Plan (the "Purchase Plan") available to essentially all employees. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the Purchase Plan at a purchase price of $10.63 per share, with 32,448 shares outstanding as of March 31, 1997. The options were granted at fair value at the date of the grants, determined based on an independent appraisal as of the end of the previous fiscal year-end. The options have a four-year vesting period. A total of 226,134 options were granted under the Purchase Plan. No options remain available for future grant. The issued options and shares become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. Options may be exercised for 10 years from the grant date.

                             AMERISTEEL CORPORATION

     During fiscal 1996, the Board of Directors also approved the AmeriSteel Corporation Equity Ownership Plan (the "Equity Ownership Plan") which provides for grants of common stock, options to purchase common stock and stock appreciation rights up to 438,852 shares. The Company has granted 91,350 incentive stock options and 12,100 shares of common stock under the Equity Ownership Plan through March 31, 1997. As of March 31, 1997, there remain 348,452 shares available for future grants. The issued options and shares become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. All grants were at the fair market value of the common stock on the grant date, determined based on an independent appraisal as of the end of the previous fiscal year-end. Options may be exercised for 10 years from the grant date.

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 (APB 25), under which no compensation expense has been recognized for the instruments issued under the Purchase Plan or the options issued under the Equity Ownership Plan. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which was effective for fiscal years beginning after December 15, 1995. SFAS No. 123 allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS No. 123 been adopted. The pro forma disclosures are required only for stock-based awards granted subsequent to April 1, 1995.

     The Company adopted SFAS No. 123 for disclosure purposes in fiscal 1997. For SFAS No. 123 purposes, the fair value of each option grant under the Purchase Plan and the Equity Ownership Plan has been estimated as of the date of the grant using a minimum value calculation with the following weighted average assumptions: risk-free interest rate of 6.5% and 6.3% for the Equity Ownership Plan and Purchase Plan, respectively; expected life of 7 years for both the Equity Ownership Plan and Purchase Plan; and dividend rate of 0% for both the Equity Ownership Plan and Purchase Plan. Using these assumptions, the fair value of the stock options granted in fiscal 1996 and 1997 is $1,009,501 and $347,159, respectively, which would be amortized as compensation expense over the vesting period of the options.

     The fair value of the stock issued under the Purchase Plan has been estimated at the date of the grant using a minimum value calculation with the following weighted average assumptions: risk-free interest rate of 5.3%, expected life of 7 years and dividend rate of zero percent. Using these assumptions, the fair value of the issued stock in fiscal 1996 and fiscal 1997 is $75,755 and $0, respectively. The fiscal 1996 fair value would be compensation expense for fiscal 1996. Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share ("EPS") would have been changed to the following pro forma amounts:

                                                               1996     1997
                                                              ------   ------
Net Income:
  As Reported...............................................  $2,120   $8,052
  Pro Forma.................................................   2,003    7,858
EPS:
  As Reported...............................................  $  .21   $  .80
  Pro Forma.................................................     .20      .78

                             AMERISTEEL CORPORATION

     Because the SFAS No. 123 method of accounting has not been applied to stock-based compensation granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The following table summarizes stock option activity for the years ended March 31, 1996 and 1997:

                                   EQUITY OWNERSHIP PLAN                               PURCHASE PLAN
                       ---------------------------------------------   ---------------------------------------------
                               1996                    1997                    1996                    1997
                       ---------------------   ---------------------   ---------------------   ---------------------
                                   WEIGHTED-               WEIGHTED-               WEIGHTED-               WEIGHTED-
                                    AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                       NUMBER OF   EXERCISE    NUMBER OF   EXERCISE    NUMBER OF   EXERCISE    NUMBER OF   EXERCISE
                        SHARES       PRICE      SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                       ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Outstanding,
  beginning of
  year...............       --      $   --       12,000     $ 12.50          --     $   --      221,094     $12.50
  Granted............   12,000       12.50       79,350       12.50     226,134      12.50           --         --
  Exercised..........       --          --           --          --          --         --           --         --
  Forfeited..........       --          --      (13,050)     (12.50)     (5,040)     12.50      (26,316)     12.50
Outstanding, end of
  year...............   12,000       12.50       78,300       12.50     221,094      12.50      194,778      12.50
                        ======                  =======                 =======                 =======
Options vested at
  year-end...........       --          --           --          --          --         --           --         --
Weighted-average fair
  value of options
  granted during the
  year...............       --      $ 4.46           --     $  4.38          --     $ 4.45           --     $   --

     No stock option activity occurred during fiscal 1995. The weighted-average remaining contractual life of the options under the Purchase Plan and the Equity Ownership Plan as of March 31, 1997 is 8.50 years and 9.15 years, respectively.

     The weighted-average fair value of the shares sold under the Purchase Plan during fiscal 1996 was $12.50.

     Subsequent to year end, the Board of Directors granted options for an additional 63,550 shares with an exercise price of $13.50 per share.

NOTE H -- INCENTIVE COMPENSATION PLAN

     During 1989, the Board of Directors approved a short-term incentive plan to reward key employees who are significant to the Company's long-term success. The awards are based on the Company's actual operating results, as compared to targeted results. The plan provides for annual distributions to participants based on that relationship. The plan is amended annually by the Board of Directors to reflect changes in expected operating results, and to adjust target results accordingly. The fiscal 1996 and 1997 plans were based on actual return on capital employed as compared to target return on capital employed. The prior fiscal years plans were based on actual operating results as compared to target operating results. The award was $1.9 million for fiscal 1995, $1.2 million for fiscal 1996, and $1.4 million for fiscal 1997, which amounts were included in salaries, wages and employee benefits.

NOTE I -- ENVIRONMENTAL MATTERS

     Environmental legislation and regulation at both the federal and state level is subject to change, which may change the cost of compliance. Various possible methods of remediation are presently being studied for approval; however, it is expected that the investigation and remediation process will take a number of years. Although the ultimate costs associated with the remediation are not presently known, the Company has estimated the cost to be approximately $12.3 million with these costs recorded in accrued liabilities as of March 31, 1997. The Company paid approximately $5.2 million in remediation

                             AMERISTEEL CORPORATION
costs in fiscal 1997. Of the amount accrued at March 31, 1997, the Company expects to pay approximately $5.1 million in fiscal 1998. The timing of future payments are uncertain due to the various remediation alternatives being considered. The Company's estimate of the remediation costs is based on its review of each site and the nature of such problems. The Company then determines for each site the expected remediation methods, and the estimated cost for each step of remediation. In all such determinations, the Company employs outside consultants, and providers of such remedial services where necessary, to assist in making such determinations.

     The Company expensed approximately $6 million in fiscal 1995 and $2 million in each of the past two fiscal years for environmental remediation costs.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and quotations and third-party estimates of costs of remediation-related services provided to the Company or of which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. In light of the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are joint and severally liable, and the nature and timing of payments to be made under cost sharing arrangements; there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

NOTE J -- COMMITMENTS

  Operating Leases

     The Company leases certain equipment and real property under noncancelable operating leases. Aggregate future minimum payments under these leases are as follows:

YEAR ENDING MARCH 31,                                           AMOUNT
---------------------                                      ----------------
                                                           ($ IN THOUSANDS)
1998.....................................................       $1,644
1999.....................................................        1,210
2000.....................................................        1,134
2001.....................................................          863
2002.....................................................          735
Thereafter...............................................        1,345
                                                              --------
                                                                $6,931
                                                              ========

     Total rent expense was approximately $5.0 million, $4.2 million, and $4.1 million, for the years ended March 31, 1995, 1996 and 1997, respectively.

     On April 1, 1995, the Company entered into two noncancelable operating lease agreements with an initial lease term of five years to lease land and land improvements to a third party. Aggregate future minimum gross rentals under these leases is $100,000 per year. Cost of the land and land improvements was $1.6 million.

  Service Commitments

     The Company entered into two noncancelable agreements to purchase transportation services. The rates charged are based on a fixed dollar amount and number of miles. These rates are subject to change each year based on inflation. The term for each agreement is 5 years, beginning April 1, 1995, renewable for successive one-year periods.

                             AMERISTEEL CORPORATION

  Employment Agreement

     On June 1, 1994, the Company entered into a five-year employment agreement (the "Employment Agreement") with a senior member of management. The Employment Agreement provides for, among other benefits, a one-time bonus of $2,446,000, base annual salary of $300,000 (subsequently revised to $255,000 plus incentives based on performance), and equity interest of 7.5% of the outstanding common stock of the Company to vest ratably over the next five years. Deferred compensation of $4,500,000 was recorded related to the common stock granted, and is being amortized on a straight-line basis over the term of the Employment Agreement. The Employment Agreement also provides for certain additional benefits in the event of termination.

  Interest Rate Swap

     The Company maintained an interest rate swap (the "Swap") agreement as a hedge against fluctuations in interest rates on certain debt. The Swap had a notional amount of $20 million and expired on February 24, 1997. Under the terms of the Swap, the Company agreed to pay fixed interest at 9% and receive variable interest at the LIBOR Rate plus 3.0%, computed on the notional amount. The Company amortized the premium paid to acquire the Swap over its term as an adjustment to interest expense.

  Litigation

     The Company is defending various claims and legal actions which are common to its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, none of them, in the opinion of management, will have a material effect on the Company's financial position or results of operations.

NOTE K -- OTHER OPERATING EXPENSES


     The Company decided in June 1995 to close the Tampa rolling mill effective September 1995. The Tampa mill was the Company's oldest facility and represented the Company's highest operating cost minimill. In fiscal 1996, the Company incurred non-cash charges of $12 million representing the write-down of property, plant and equipment to its estimated fair market value, and incurred cash charges of $3 million for severance payments and benefits costs for the termination of substantially all 116 Tampa rolling mill employees. All severance payroll and benefit costs were paid and charged against the liability during fiscal 1996, resulting in no liability for severance payroll and benefit costs at March 31, 1996. Approximately $1.8 million in net book value of property, plant and equipment related to the Tampa site, primarily land and buildings, was retained and is currently being used by the Company. The Company currently incurs minimal ongoing costs related to the Tampa mill land and building, primarily for ongoing warehousing and shipping operations, and the caretaking of environmental cleanup (see "Note E to September 30, 1997 unaudited condensed financial statements -- Environmental Matters"), totaling approximately $300,000 annually. These costs are offset by short-term rental income attributable to this property of approximately $225,000 annually. Approximately $3.5 million remains in Assets Held for Sale, which represents appraised values of machinery and equipment and land being marketed for sale. Since the closure, the Tampa market has been served by the Company's Jacksonville mill, minimizing lost sales. The Company intends to sell the Tampa minimill property.



     The Company incurred an additional $.8 million charge in fiscal 1996 for the write-off of all future lease obligations (through November 1998) related to the closure of its fabricating plant in Woodbridge, Virginia.

                             AMERISTEEL CORPORATION

NOTE L -- SUBSEQUENT EVENTS



     The Company proposes to sell shares of common stock to the public pursuant to a Registration Statement filed with the Securities and Exchange Commission (the "Offering"). In connection with the Offering, the Board of Directors approved on October 16, 1997, subject to stockholder approval, amendments to the Company's Articles of Incorporation. The Company expects the amendments to the Articles of Incorporation to become effective on or about December 8, 1997. The amendment authorizes 100,000,000 shares of $.01 par value Class A common stock and 22,000,000 shares of $.01 par value Class B common stock. The rights of the holders of both Class A and Class B common stock will be substantially the same except that the holders of Class A common stock and Class B common stock will be entitled to one vote per share and two votes per share, respectively. Only shares of Class A common stock will be sold in the Offering.



     During September 1997, the Board of Directors granted 9,200 common stock options with an exercise price of $13.50 per share and 40,000 restricted shares of common stock with a price of $13.50 per share. These options and shares will relate to Class B common stock upon the Offering.



     In September 1997, the Company incurred additional indebtedness of $5,000,000 through an industrial revenue bond for the construction of steel mill equipment. The loan bears interest at 50% to 75% of the prime rate and matures in September 2014.

                          CONSENT TO USE OF REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



As independent certified public accountants, we hereby consent to the use of our report included in this information statement.



                                                        ARTHUR ANDERSEN LLP



Tampa, Florida
  November 17, 1997